EXHIBIT 99.1

October 9, 2003

Dear Shareholder:

You are invited to attend a special meeting of shareholders of Valley Ridge Financial Corp. on November 11, 2003. The Special Meeting will be held at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, beginning at 10 a.m. local time.

The purpose of the special meeting is to consider and vote upon a proposal to amend the Restated Articles of Incorporation to effect a 1-for-500 reverse stock split. The reverse stock split is expected to reduce the total number of the Corporation's shareholders to below 300. This reduction would enable the Corporation to discontinue its reporting obligations under United States securities laws and the expense, burden, and risk associated with these obligations.

Your vote is important. Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised, and shareholders who are present at the meeting may withdraw their proxy and vote in person if they wish to do so.

Sincerely,

Michael E. McHugh
Chief Financial Officer,
Secretary and Treasurer

450 West Muskegon Avenue
Kent City, Michigan 49330
(616) 678-5911

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

          A special meeting of shareholders of Valley Ridge Financial Corp. will be held at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, on November 11, 2003, beginning at 10 a.m. local time, to consider and vote upon the following matters:

1.	A proposal to amend the Restated Articles of Incorporation to effect a 1-for-500 reverse stock split; and

2.	Any other business that may properly come before the meeting.

          Shareholders of record at the close of business on October 3, 2003, are entitled to notice of and to vote at the meeting and any adjournment of the meeting. Those shareholders who will be cashed out if the reverse stock split is approved are entitled to dissenters' rights.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the reverse stock split, passed upon the merits or fairness of the reverse stock split or passed upon the adequacy or accuracy of the information contained in this notice of special meeting of shareholders and the accompanying proxy statement. Any representation to the contrary is a criminal offense.

By Order of the Board of Directors,

Michael E. McHugh Chief Financial Officer, Secretary and Treasurer

October 9, 2003

It is important that your shares be represented at the
meeting. Even if you expect to attend the meeting,

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT

VALLEY RIDGE FINANCIAL CORP.
SPECIAL MEETING OF SHAREHOLDERS

To Be Held November 11, 2003

Meeting Information

          This Proxy Statement and the accompanying notice and proxy are being furnished to holders of common stock ("Common Stock") of Valley Ridge Financial Corp. (the "Corporation") on and after October 9, 2003, in connection with the solicitation of proxies by the Corporation's Board of Directors for use at the special meeting of the Corporation's shareholders (the "Special Meeting") to be held on November 11, 2003, and at any adjournment of that meeting. The Special Meeting will be held at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, beginning at 10 a.m. local time.

          Holders of record of Common Stock at the close of business on October 3, 2003, will be entitled to vote at the Special Meeting on November 11, 2003, and any adjournment of that meeting. As of September 18, 2003, there were 958,596 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted for shareholder action. The purpose of the Special Meeting is to consider and vote on a proposal to adopt an amendment to the restated articles of incorporation (the "Amendment") that would effect a 1-for-500 reverse stock split (the "Reverse Stock Split").

Proxy Information

          If a proxy in the form distributed by the Corporation is properly signed and returned to the Corporation, the shares represented by that proxy will be voted at the Special Meeting and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted in favor of the proposal to adopt the Amendment as stated in this Proxy Statement. The Corporation's management does not know of any other matter to be presented at the Special Meeting. If other matters are presented, all shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to those other matters.

          A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Corporation. A proxy may also be revoked by attending and voting at the Special Meeting.

          Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Corporation and its subsidiaries may also solicit proxies in person, by telephone or by other means without additional compensation.

Proposal and Recommendation

          At the Special Meeting, you will be asked to vote on a proposal to adopt the Amendment. The Amendment would effect a 1-for-500 reverse stock split of the Common Stock. The Amendment will be adopted upon receiving the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. A copy of the Amendment is attached to this Proxy Statement as Appendix A. The Amendment has been approved by the Corporation's Board of Directors. Your Board of Directors recommends a vote "FOR" adoption of the proposed amendment to the restated articles of incorporation.

SUMMARY TERM SHEET

          This Summary Term Sheet briefly describes the most material terms of the Reverse Stock Split and the Amendment. This Summary Term Sheet only offers a brief description of the Amendment and the Reverse Stock Split. To fully understand the Amendment and the Reverse Stock Split, you are encouraged to read carefully the entire Proxy Statement.

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If adopted by the shareholders of the Corporation, the Amendment will result in a 1-for-500 reverse stock split of the Common Stock, which will cause 500 issued and outstanding shares of Common Stock to be converted into one new share of Common Stock. (See page 14.)

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Each holder of record of 500 or more shares of Common Stock immediately prior to the effective time of the Reverse Stock Split (the "Effective Time") will be issued new shares of Common Stock immediately after the Effective Time. These shareholders will receive one five-hundredth of a new share of Common Stock for every share of Common Stock held immediately prior to the Effective Time. Any fractions of shares held by these shareholders following the Effective Time will be recognized but will not be certificated. (See page 6.)

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Each holder of record of fewer than 500 shares of Common Stock immediately prior to the Effective Time would be entitled to receive only a fraction of a share of Common Stock. Fractions of shares received by these holders would be immediately cancelled and subsequently exchanged for cash in the amount of $35.00 for each share of Common Stock held immediately prior to the Effective Time. (See page 6.)

•	Following the Reverse Stock Split, shareholders who are paid cash for fractions of shares will no longer be shareholders of the Corporation. (See page 6.)

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All certificates representing issued and outstanding shares of Common Stock immediately prior to the Effective Time will be cancelled and must be returned to the Corporation. After the Effective Time, the Corporation will send shareholders transmittal materials that will inform the shareholders how to collect cash to be paid by the Corporation for fractions of shares and how to turn in old share certificates. (See page 14.)

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Those shareholders who will receive new shares of Common Stock as a result of the Reverse Stock Split will accrue dividends on their new shares as and when declared by the Board of Directors but will not be entitled to receive their dividends until they surrender their old share certificates to the Corporation and provide the Corporation with completed transmittal documents. Shareholders will not be permitted to transfer their shares on the Corporation's stock transfer books until they surrender their old certificates and provide transmittal documentation as requested by the Corporation. (See page 14.)

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As a result of the Reverse Stock Split, the Corporation anticipates that it will be able to terminate its status as a reporting company under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), which means the Corporation will no longer publicly file financial information nor incur the expense associated with the continued maintenance of its reporting obligations under United States securities laws. (See page 6.)

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The Reverse Stock Split will be taxable to those shareholders who receive cash for their shares. These shareholders will recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their shares. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of Common Stock. These shareholders should consult their personal tax advisors for a full understanding of the Reverse Stock Split's consequences. (See page 6.)

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The Corporation's financial advisor, Donnelly Penman & Partners, has given the Board of Directors a written opinion dated August 28, 2003, that states the cash consideration to be paid to our shareholders is fair from a financial point of view. Copies of this opinion will be available at the principal offices of the Corporation for your review during regular business hours until the Special Meeting. (See pages 10-13.)

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Shareholders who will receive cash for their shares as a result of the Reverse Stock Split will have dissenters' rights as provided in the Michigan Business Corporation Act, the relevant provisions of which are attached to this Proxy Statement as Appendix B. (See pages 15-16.)

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The Board of Directors believes that the Reverse Stock Split is in the best interests of the Corporation and its shareholders and has approved the Amendment. The Board recommends that shareholders vote "FOR" adoption of the Amendment.

          This proxy statement contains forward-looking statements. These forward-looking statements are based on management's beliefs, assumptions, current expectations, estimates and projections about the Reverse Stock Split, the Corporation itself and the economy and banking industry itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, the Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors include, but are not limited to: changes in banking laws and regulations; changes in securities and tax laws; changes in governmental and regulatory policy; changes in the national and local economy; changes in costs and other assumptions used in forecasting management's expectations concerning the costs and cost savings associated with the Reverse Stock Split; the ability of the Corporation to effectively implement the Reverse Stock Split; and the ability to and speed with which the Corporation may achieve all cost savings anticipated from the Reverse Stock Split. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

QUESTIONS AND ANSWERS RELATING TO SPECIAL MEETING OF SHAREHOLDERS
AND THE AMENDMENT THAT WILL EFFECT THE REVERSE STOCK SPLIT

          The questions and answers below are a summary of items described in this Proxy Statement. To fully understand the Reverse Stock Split and the Amendment, you are encouraged to read carefully the entire Proxy Statement.

Why has the Board of Directors chosen this course of action?

          The Board of Directors has approved the Amendment and the Reverse Stock Split so that the Corporation will no longer incur the expense and take on the risk associated with its obligations to file reports with the Securities and Exchange Commission ("SEC").

What is a reverse stock split?

          A reverse stock split is a mechanism that proportionately decreases the number of shares of stock held by shareholders. In a reverse stock split, shareholders receive one share of Common Stock for every two or more shares (in this case, for every 500 shares) owned. As a result, there are fewer shares outstanding and fewer shareholders.

When will this happen?

          If the shareholders adopt the Amendment, the Reverse Stock Split will take place on the date that the Corporation formally amends its restated articles of incorporation by filing the Amendment with the State of Michigan. The Corporation contemplates that the filing will take place in December 2003.

What is "going private?"

          The term "going private" is used within this Proxy Statement to mean the transformation of the Corporation from one that is obligated to file detailed, periodic financial reports pursuant to Section 15(d) of the Exchange Act (a "reporting company") to a "privately held" entity (an entity with less than 300 shareholders) that is no longer subject to those reporting requirements. This transformation will take place after the Reverse Stock Split is carried out. The Corporation has decided to go private to eliminate the burden, expense and risk associated with being a reporting company.

What will happen if I own fewer than 500 shares?

          Shareholders who hold fewer than 500 shares immediately prior to the Effective Time will, as a result of the Reverse Stock Split, no longer be shareholders of the Corporation following the Effective Time. This means that they will no longer have voting rights or the right to receive dividends or distributions from the Corporation. They will be paid $35.00 in cash for each pre-split share.

What if I own 500 or more shares?

          Shareholders who hold 500 or more shares immediately prior to the Effective Time will be issued new shares, the number of which will depend on the number of old shares held. These shareholders may also be issued fractions of shares and will not receive cash from the Corporation.

How will I receive my new shares or cash following the Reverse Stock Split?

          After the Effective Time, the Corporation will send transmittal documents that explain how you should turn in your old share certificates in exchange for new shares or cash, if applicable. The Corporation will issue new shares to those entitled to receive such shares at the Effective Time or, if applicable, pay you for your old shares after you have surrendered your old share certificates.

Should I send in my share certificates now?

          No. After the Reverse Stock Split is complete, the Corporation will send you written transmittal materials for surrendering your share certificates.

If I have additional questions, who can I contact?

          If you have additional questions regarding the proxy, this Proxy Statement, the Reverse Stock Split, the Amendment or related matters, you should contact: Michael McHugh, Chief Financial Officer, Secretary, and Treasurer of the Corporation at (616) 678-5911.

SPECIAL FACTORS

Reasons for the Reverse Stock Split

          The Board of Directors believes that the benefits derived by the Corporation and its shareholders from being a reporting company are outweighed by the substantial burdens, risks and expense associated with being a reporting company. The purpose of the Reverse Stock Split is to permit the Corporation to terminate its reporting obligations under Section 15(d) of the Exchange Act. The Reverse Stock Split is expected to make that possible by causing the Corporation to have fewer than 300 shareholders of record.

          The Corporation became subject to the reporting requirements of the Exchange Act in 1996 as a result of its merger with Community Bank Corporation, the parent company of The Grant State Bank. That merger involved an offering of the Corporation's shares which was registered under the Securities Act of 1933. Under the federal securities laws, a corporation that sells shares in a registered offering becomes subject to the reporting requirements of the Exchange Act. A corporation that is subject to those requirements may "deregister" and discontinue making periodic filings under the Exchange Act only if it has fewer than 300 shareholders of record. The Corporation has had more than 300 shareholders of record continuously since the merger.

          Management estimates that being subject to the Exchange Act has caused the Corporation to incur incremental expense for legal, accounting and other associated costs in excess of $50,000 annually. Passage of the Sarbanes-Oxley Act of 2002 has subjected, and will subject, the Corporation and its directors and officers to additional burdens, expense and risk that are substantial in scope. Management estimates that the incremental cost of being subject to the Exchange Act will rise to more than $100,000 annually by 2005. The new corporate governance, accounting, filing and liability provisions of the Sarbanes-Oxley Act, while arguably appropriate for large public companies such as Enron and WorldCom, are believed by the Board of Directors to place a disproportionately high burden on the management and financial resources of very small companies such as Valley Ridge. Bank holding companies and banks, such as the Corporation and its subsidiary, are already subject to a comparatively high degree of supervision, regulation and examination by state and federal bank regulatory agencies and bank regulatory requirements are in some cases similar to those of the Sarbanes-Oxley Act.

          The Corporation would be able to "deregister" under the Exchange Act, and relieve itself of some of the legal duties, risks and expenses associated with being a reporting company, if it had fewer than 300 shareholders of record. As of August 15, 2003, the Corporation had 485 shareholders. Of those shareholders, 228 shareholders held fewer than 500 shares. The shares held by holders of fewer than 500 shares represent in the aggregate approximately 5 percent of the Corporation's outstanding shares. Ownership of the 95 percent of the Corporation's shares held by holders of 500 or more shares is well dispersed, with no single shareholder (other than the Corporation's retirement plan) holding more than 7.5 percent of the shares.

          There is no established trading market for the Corporation's shares. Shares are not listed for trading on any stock exchange or Nasdaq-sponsored trading facility. Purchases and sales of common stock are sporadic, infrequent and usually privately arranged between individual buyers and sellers. Selling the Corporation's shares in the absence of an established public trading market usually involves significant effort and inconvenience to the seller. The Board of Directors believes that some smaller shareholders will welcome the opportunity the Reverse Stock Split will present to sell their shares conveniently and at a price that substantially exceeds prices at which the shares have historically been bought and sold as reported to management of the Corporation.

          The Board of Directors recognizes and has carefully considered the possibility that some holders of fewer than 500 shares would prefer to keep their shares. The Board of Directors is mindful of the fact that some of its smaller shareholders are both shareholders and customers of long standing. It is expected that some holders of fewer than 500 shares will be able to retain their shares by acquiring additional shares or consolidating family holdings so that they hold 500 or more shares at the Effective Time of the Reverse Stock Split. The Board of Directors sincerely regrets the fact that some smaller shareholders who would prefer to retain their shares will be paid cash for their shares. The Board of Directors selected the price to be paid for shares in the transaction, which significantly exceeds reported historical trading prices, in part with the intention of compensating small shareholders for having their shares purchased against their wishes.

Effects of Reverse Stock Split

          The Reverse Stock Split will have substantial impacts on the Corporation and shareholders. A brief description of the primary effects of the Reverse Stock Split follows.

          Impact on Shareholders. Shareholders holding fewer than 500 shares of Common Stock as of the Effective Time will cease to be shareholders. They will lose all rights associated with being a shareholder, such as the rights to attend and vote at shareholder meetings and receive dividends and distributions. These shareholders will receive the right to be paid $35.00 in cash for each pre-split share of Common Stock held by them. Approximately 225 persons, holding in the aggregate approximately 5.0 percent of the Corporation's issued and outstanding shares, are expected to receive cash.

          Shareholders holding 500 or more shares of Common Stock as of the Effective Time will receive one share of Common Stock for every 500 pre-split shares held, along with an uncertificated fraction of a share equivalent to one five-hundredth of a share for each pre-split share in excess of the number of shares evenly divisible by 500. Approximately 260 shareholders, holding in the aggregate approximately 95 percent of the Corporation's issued and outstanding shares, are expected to continue to hold shares after the Reverse Stock Split.

          After the Reverse Stock Split, the number of shares of Common Stock will drop significantly--by a factor of approximately 500. As a result, the financial characteristics of the shares are expected to increase in approximate inverse proportion to the split ratio. In other words, each share should represent a book value per share and earnings per share after the Reverse Stock Split that is approximately 500 times greater than before the Reverse Stock Split. However, potential buyers of these new shares may discount the value of the stock due to the fact that the shares may be deemed less liquid. In addition, because each share will have significantly greater value, shareholders may find it more difficult to sell their shares due to the larger dollar amount required from a potential buyer.

          Interested Shareholders. All of the Corporation's executive officers and directors hold more than 500 shares of Common Stock and will continue to hold shares of the Corporation following the Reverse Stock Split. Because one effect of the Reverse Stock Split will be a decrease in the total number of shares outstanding, these individuals' percentages of ownership of the Corporation, like those of all remaining shareholders, would increase by approximately 5 percent if the Amendment is adopted and the Reverse Stock Split occurs.

          Federal Tax Consequences. There should be no material federal tax consequences for those shareholders who continue to be shareholders of the Corporation following the Reverse Stock Split. Their basis in their current shares should carry forward as their basis in the new shares they will receive after the Effective Time. Those shareholders who receive cash in exchange for fractions of a new share of Common Stock following the Reverse Stock Split will have a taxable transaction for United States federal income tax purposes, and may also have taxable transactions under applicable foreign, state and local income tax laws. Generally, for United States federal income tax purposes, if you are paid cash for shares, the transaction will be treated as a sale of your shares and you will recognize gain or loss in an amount equal to the difference between cash that you receive as a result of the Reverse Stock Split and your adjusted basis in the shares of Common Stock that you held immediately prior to the Effective Time.  For all shareholders: The specific tax consequences of the Reverse Stock Split to you will depend on the facts of your own situation. You are urged to consult your tax advisors for a full understanding of the tax consequences of the Reverse Stock Split to you.

          Less Publicly Available Information. As a result of the Reverse Stock Split, it is expected that the Corporation will no longer be required to file reports with the SEC, such as its quarterly reports on Form 10-QSB and its annual report on Form 10-KSB. Because these reports will no longer be publicly available, the amount of information accessible by shareholders through searches of public databases will be reduced. The Corporation intends to continue sending proxy statements and annual reports to its shareholders. In addition, substantial information about the Corporation and its primary subsidiary is publicly available through bank regulatory filings.

Background of the Transaction

          The Board of Directors began discussion of the possibility of going private in late 2002. On October 31, 2002, the Board received a presentation by legal counsel concerning the new legal requirements that the Corporation and its directors would be subject to under the then new Sarbanes-Oxley Act of 2002. At that time, the Board of Directors and management considered the substantial additional auditing and control procedures that would have to be implemented by the Corporation, limitations on the Corporation's ability to purchase additional services from the Corporation's independent auditor, the additional expenses and demands on management time and attention that would result from that act and the additional risk to the Corporation and its directors and officers imposed by those requirements. The Board had a general discussion of the alternatives available.

          On March 27, 2003, the Board of Directors received a report from management and legal counsel concerning the alternative of "going private." That report addressed the corporate mechanisms, legal requirements, feasibility, expense and fiduciary duties associated with such a transaction. The Board then had a general discussion of the wisdom and feasibility of such a transaction.

          Directors and officers had informal discussions concerning such a transaction in the ensuing months. On July 31, 2003, the Board of Directors authorized management to formulate and present a specific proposal for a going-private transaction to the Board of Directors at a later date. The Board also authorized management to select and engage an expert to prepare a valuation of the Corporation's Common Stock. During August 2003, management selected and engaged Donnelly Penman & Partners ("DP&P") to perform a valuation of the Corporation's shares.

          On August 28, 2003, the Board of Directors received a presentation by management, legal counsel and DP&P concerning a proposed going-private transaction. The presentation of legal counsel addressed the reverse stock split mechanism, the processes and procedures for completing the transaction, the legal requirements of the proposed transaction, the Amendment and the fiduciary duties of the Board of Directors. Representatives of DP&P presented a detailed written and verbal report of their valuation opinion (see below) and concluded that the fair market value of the Corporation's Common Stock was $32.50 per share.

          After extensive discussion, the Board of Directors decided to proceed with the transaction. The Board determined that the smaller holders who would receive cash for their shares as a result of the transaction would be paid $35.00 per share. The Board received the oral opinion of DP&P that a consideration of $35.00 per share in cash was fair from a financial point of view. The Board then determined that the $35.00 per share price was a fair price, that the transaction would be in the best interests of the Corporation and its shareholders, that the Corporation would extend dissenter's rights under the Michigan Business Corporation Act to shareholders who receive cash, that the Corporation was authorized to proceed with the transaction and that the Board of Directors would recommend to shareholders that they vote for the proposed Amendment to the Restated Articles of Incorporation. This action of the Board of Directors was unanimous.

          Your Board of Directors unanimously recommends that you vote "FOR" approval of the Amendment.

Determination of Price

          The Board of Directors selected a price of $35.00 per share as the amount to be paid to shareholders who receive cash for their shares of Common Stock as a result of the Reverse Stock Split. The Board of Directors selected a price that it believed to be in excess of the fair market value of the shares, intending to at least partially compensate shareholders who receive cash for the fact that they are being required to dispose of their shares when some would probably prefer to keep their shares, and that shareholders who receive cash would likely incur some tax as a result of the transaction.

          The Board of Directors considered the following factors when determining the purchase price:

•	There is no established trading market for the Corporation's shares, questionable liquidity for shareholders, and not all transactions in the Corporation's stock are reported to the Corporation.

•	Prices in stock sale transactions reported to the Corporation during the three-month period preceding the Board's decision ranged from $30.50 to $31.50 per share.

•	Recent stock sale prices are at historically high levels, when adjusted for stock dividends and stock splits.

•	The net book value per share of the Corporation's Common Stock at June 30, 2003, was $20.99.

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DP&P's valuation opinion that the fair market value of the shares was $32.50 per share as of June 30, 2003, based on a valuation analysis that included an analysis of comparable company acquisitions, an analysis of comparable companies, a discounted cash flow analysis, book value and tangible book value per share, and did not include a minority or liquidity discount.

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The Corporation has not repurchased shares from shareholders during the past two years, and the price of $35.00 for each pre-split share is substantially in excess of any price previously paid by the Corporation for its shares.

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The Corporation has received no offers over the last two years by unaffiliated persons for mergers or acquisitions of the Corporation or its assets or a controlling interest in the Corporation's stock.

          Your Board of Directors has unanimously determined that the purchase price of $35.00 per share is a fair price.

Considerations of Board of Directors

          The Corporation's Board of Directors believes that the Reverse Stock Split is fair to all holders of the Corporation's Common Stock. However, shareholders should note the following: (i) the Reverse Stock Split does not require the approval of a majority of "unaffiliated" shareholders (that is, those shareholders who are not affiliated with the Corporation's management or Board of Directors); and (ii) the Board of Directors did not choose to appoint a committee of non-employee directors to retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purposes of negotiating the terms of the Reverse Stock Split or preparing a report concerning the fairness of the Reverse Stock Split. Because all affiliated and unaffiliated shareholders with comparable numbers of shares are treated the same in the Reverse Stock Split, and because a substantial majority of the Corporation's shares will continue to be held by unaffiliated shareholders after the transaction, such measures were considered unnecessary. All of the directors (including all 10 directors (of 13) who are not employees of the Corporation) voted to approve the Reverse Stock Split.

          The Board of Directors considered the factors above as well as additional factors discussed below in reaching a conclusion as to the substantive fairness of the Reverse Stock Split to the Corporation's shareholders. The Board of Directors did not assign any specific weights to the factors.

          Reasons for Structure. The Board of Directors believes that the Reverse Stock Split will achieve the desired result of reducing the burdens associated with being a reporting company by ensuring that the Corporation has fewer than 300 shareholders. Once the number of shareholders falls below that threshold, the Corporation's Exchange Act reporting requirements will terminate and the Corporation intends to "go private." The Corporation is expected to have fewer than 300 shareholders following the Reverse Stock Split because, due to the Reverse Stock Split's structure, shareholders holding fewer than 500 shares of the Corporation's Common Stock prior to the Reverse Stock Split will no longer be shareholders. Given the relative certainty of the Reverse Stock Split, the Board of Directors chose that structure.

          The Board of Directors considered the following alternatives to the Reverse Stock Split.

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Tender Offer. The Board of Directors considered making a tender offer to purchase outstanding shares of Common Stock from the Corporation's shareholders. This alternative could have reduced the number of shareholders through their sale of Common Stock. However, it is uncertain whether this process would result in the Corporation having fewer than 300 shareholders--a threshold that the Corporation must meet in order to go private and reduce the burdens associated with being a reporting company. For this reason, and given the Corporation's lack of success in past efforts to repurchase shares, the Board of Directors decided not to use this alternative, as it seemed unlikely to achieve the desired goal.

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Freeze-out Merger. The Board of Directors also considered the use of a process known as a "freeze-out merger" as an alternative to the Reverse Stock Split. A freeze-out merger would have involved the creation of a new corporation. This new entity would then merge with the Corporation and, pursuant to the merger agreement, fewer than 300 shareholders would remain, with the other shareholders being cashed out. The Board of Directors did not choose this alternative because it was believed to offer no advantages and to be more time consuming and expensive than the Reverse Stock Split.

          In approving the Reverse Stock Split, the Board of Directors considered the following supporting factors:

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Price to be paid includes a significant premium above current and historical market price and net book value. In connection with the Reverse Stock Split, the Board of Directors and its financial advisor DP&P considered several methods for valuing the Common Stock to determine the fair consideration to pay to the unaffiliated shareholders who will receive only fractions of shares of Common Stock as a result of the Reverse Stock Split and will, therefore, be paid cash for shares following the Effective Time. The price determined by the Board offers a premium over historical prices and book value.

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Potential to control decision to remain a Corporation shareholder or liquidate Common Stock. The Board of Directors expects that some current holders of fewer than 500 shares of Common Stock who wish to remain shareholders may be able to remain shareholders of the Corporation following the Reverse Stock Split simply by acquiring sufficient shares so that they hold at least 500 shares in their account immediately prior to the Effective Time. Conversely, some shareholders who wish to liquidate their shares of Common Stock at the premium price offered may be able to reduce their holdings to less than 500 shares prior to the Effective Time. The Board of Directors considers the structure of the going private transaction to be fair to shareholders because it leaves shareholders at least some degree of control over the decision of whether to remain shareholders after the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split.

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No material change in percentage ownership of affiliates. Because only an estimated 5 percent out of the total number of currently outstanding shares of Common Stock will be eliminated as a result of the Reverse Stock Split, the percentage ownership of shareholders that remain after the Reverse Stock Split will be approximately the same as it was prior to the Reverse Stock Split. For example, the Corporation's officers and directors currently own approximately __ percent of the Corporation's Common Stock outstanding and are expected to own approximately ___ percent following completion of the Reverse Stock Split. Other remaining shareholders are expected to experience a comparable increase. The fact that the transaction has been structured in a manner that preserves the same approximate percentage ownership of the shareholders, whether affiliated or unaffiliated, who remain after the Reverse Stock Split supports the fairness of the transaction to the unaffiliated shareholders.

          The Board of Directors also weighed the impact of the following factors when approving the Reverse Stock Split:

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Further Limitations of Sale Opportunities. Following the Reverse Stock Split, it is anticipated that the already limited public market for shares of Common Stock may be further limited by the increased unit price of each share. Given that each share will have significantly greater value, shareholders may find it more difficult to sell their shares due to the larger dollar amount required from a potential buyer. Because, as a practical matter, there is currently only limited liquidity for the Common Stock, the Board of Directors believes any further loss of liquidity will have little effect on unaffiliated shareholders and will be outweighed by the benefits of reducing the burdens and expenses associated with being a reporting company. Because the effect of further limitation of liquidity will have the same impact on all of the Corporation's shareholders, whether affiliated or unaffiliated, the Board of Directors does not believe that this factor makes the transaction unfair to unaffiliated shareholders.

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Reduction of Publicly Available Financial Information. Upon going private, the Corporation will no longer file periodic financial reports with the SEC. Information regarding the Corporation's operations and results that is currently filed with the SEC and made available to the general public and the Corporation's investors will not be available after the Corporation has gone private. However, the Corporation intends to continue to send proxy statements to its shareholders substantially as it has in the past. In addition, substantial information about the Corporation and its primary subsidiary is publicly available through bank regulatory filings.

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Inability to participate in future increases in value of Corporation's Common Stock. Those shareholders who receive cash for their shares would not have the opportunity to participate in any future increase in the value of such shares. However, the Board of Directors believes that some of those shareholders who desire to hold Common Stock after the Reverse Stock Split should be able to do so by either acquiring sufficient shares so that they hold at least 500 shares in their account immediately prior to the Reverse Stock Split or buying shares after the Reverse Stock Split.

•	Potential Loss of Goodwill. The transaction may result in a loss of goodwill among the Corporation's customers who are also shareholders if and when these individuals are cashed out.

          In summary, the Corporation believes that all of the factors discussed above and elsewhere in this proxy statement, when viewed as a whole, support a conclusion that the Reverse Stock Split is fair to the shareholders (including unaffiliated shareholders) of the Corporation because any detriment associated with the negative considerations will be offset by the savings in costs and management time expected to result from termination of the Corporation's public reporting obligations.

          The Board of Directors believes that it has acted in the best interests of the unaffiliated shareholders of the Corporation (including both those unaffiliated shareholders who will receive new Common Stock for their shares and those who will receive cash for their share fractions as a result of the Reverse Stock Split), and that the Board of Directors' fairness determination and approval of the Reverse Stock Split has been procedurally fair.

Opinion of Financial Advisor

          The Corporation engaged DP&P to render its opinion (the "Opinion") with respect to the fair market per share value of the Corporation's Common Stock as of June 30, 2003, for purposes of evaluating the proposed transaction and the fairness of the proposed transaction.

          DP&P is a regional investment banking firm of recognized standing. As part of its investment banking services, they are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Corporation upon DP&P with respect to the investigations made or procedures followed by DP&P in rendering its Opinion.

          DP&P was selected by the Corporation's management, in consultation with directors. DP&P was selected based on the firm's reputation, experience (including particularly the firm's experience with community banks in the state of Michigan) and price. The firm's familiarity with the Corporation was also a significant factor, as the principals of DP&P advised the Corporation and provided a fairness opinion in connection with Corporation's merger with Community Bank Corporation in 1996. No material relationship has existed during the past two years or is mutually understood to be contemplated, or compensation received or to be received, as a result of the relationship between DP&P and its affiliates and the Corporation and its affiliates except for the engagement described in this proxy statement. DP&P has been paid a fee of $10,000, plus reimbursement of its expenses, for performing the valuation and providing its fairness opinion.

          In arriving at its Opinion, DP&P has:

•	Reviewed the Annual Reports of the Corporation for the years ended December 31, 1999, through 2002, as well as interim financials through June 30, 2003;

•	Reviewed reports from the Board of Directors meeting on July 31, 2003;

•	Compared certain financial characteristics of the Corporation to those of certain publicly held companies that DP&P deemed relevant;

•	Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

•	Conducted discussions with the senior management of the Corporation concerning the business and future prospects of the Corporation;

•	Prepared a discounted cash flow analysis of the Corporation based on projections derived from discussions with and deemed reasonable by management of the Corporation; and

•	Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as they deemed necessary or appropriate.

          In connection with rendering its Opinion to the Corporation, DP&P performed a variety of financial analyses, which are summarized below. DP&P believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying DP&P's Opinion. DP&P arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

          DP&P did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Corporation, nor was it furnished with such materials. DP&P has not reviewed individual credit files of the Corporation and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

          With respect to the comparable company analysis and comparable merger transaction analysis summarized below, no public company utilized as a comparison is identical to the Corporation, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Corporation's management contained in or underlying DP&P's analyses is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, DP&P assumed, with the Corporation's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

          Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by DP&P was assigned a greater significance by DP&P than any other.

          The following is a brief summary of the analyses performed by DP&P in connection with its Opinion:

•	Analysis of Comparable Acquisition Transactions. DP&P analyzed bank/thrift acquisition transactions announced and/or completed since January 1, 2000. Each selling bank/thrift was located in Illinois, Indiana, Michigan or Ohio, had total assets greater than $100 million and less than $500 million and a latest twelve months ("LTM") return on average equity greater than 10.0% and less than 15.0%. This analysis provided an approximate median multiple of 1.77 times price to book value, 1.77 times price to tangible book value and 17.06 times LTM earnings per share. Applying the median multiple for price to book value of 1.77 times to the Corporation's June 30, 2003 book value per share of $20.99 results in an implied value per share of $37.15. Using the same methodology, the values implied by applying the relevant multiples to the Corporation's tangible book value per share at June 30, 2003 of $20.54 and fully diluted earnings per share for the twelve months ended June 30, 2003 of $2.22 were found to be $36.36 per share and $37.87 per share, respectively.

DP&P notes that no selling bank/thrift reviewed was identical to the Corporation and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared. In addition, DP&P considered the fact that the proposed transaction does not represent the sale of a control position and the values associated with the Analysis of Comparable Aquisition Transactions do include a control premium.

•

Analysis of Selected Comparable Companies. DP&P compared selected operating results of the Corporation to a select group of Midwest publicly traded commercial banks and thrifts. The comparable institutions were located in Illinois, Indiana, Michigan or Ohio, had total assets greater than $100 million and less than $500 million and a LTM return on average equity greater than 10.0 percent and less than 15.0 percent. The selected group had approximately the following median values: $241 million in total assets; $22.4 million in total equity; a total risk-based capital ratio of 15.10 percent; LTM return on average assets of 1.13 percent; LTM return on average equity of 11.50 percent; and a LTM efficiency ratio of 59.38 percent. This analysis provided valuation benchmarks including the median price multiples of 1.31 times book value, 1.38 times tangible book value and 12.54 times LTM earnings per share. Applying the median price-to-book value multiple resulted in an implied per share value of $27.50 for the Corporation. Using the same methodology, the implied values provided by application of the relevant multiples to the Corporation's June 30, 2003, tangible book value and LTM fully diluted earnings per share were found to be $28.35 per share and $27.84 per share, respectively.

No bank/thrift used in the above analyses as a comparison is identical to the Corporation. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the Corporation and the banks and thrifts to which it is being compared.

•

Discounted Cash Flow Analysis. DP&P prepared a discounted dividend stream analysis of the Corporation, which estimated the future after tax cash flows that the Corporation might produce over the five-year period from January 1, 2003, through December 31, 2007. These estimates were derived from discussions with and deemed reasonable by the Corporation's management team. The estimates assumed that the Corporation's pre-tax earnings would grow at a compound annual growth rate of approximately 5.8 percent from 2002 to 2007. DP&P further assumed, with management's guidance, that the Corporation would make dividend payouts of 37.0 percent throughout the projection period. These dividend cash flows were then discounted to a present value using a discount rate of 12.0 percent, chosen to reflect the relative risk that holders of the common equity would be subject to given the Corporation's operations and the current economic environment. DP&P also estimated the residual value for the Common Stock using a price to tangible book value multiple of 1.90 times, which is based on the average multiples of tangible book value for 2001 and 2002 for Midwest bank acquisitions per SNL Financial LP. This multiple as applied to the Corporation's estimated tangible book value at December 31, 2007, is $25.7 million. The discounted cash flow analysis implied a value of $33.56 per fully diluted share for the Common Stock. For analytical purposes, DP&P considered the impact of all outstanding options being exercised as of June 30, 2003. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. DP&P included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

•

Historical closing stock prices and trading volumes. DP&P analyzed market prices and trading volumes from January 1, 2003, to June 30, 2003, to determine the relevancy of the current market value for purposes of the Opinion. A listing of each trading day identifying closing stock price as well as daily trade volume is contained in the Opinion. The Common Stock trades under the symbol VYRG on the "pink sheets." A corporation whose shares are traded on the so-called "pink sheets" is commonly one that does not meet the minimal criteria for capitalization and number of shareholders that are required by most exchanges, the Nasdaq Stock Market and the OTC markets. The closing price on June 27, 2003, the last trading day prior to the Valuation Date of June 30, 2003, was $30.50 per share. Total volume for the day was not available.

•

Net Book Value. The net book value or net equity method implies that a corporation is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a corporation's existence that reflects accounting history expressed in unadjusted dollars and not the corporation's potential.

In most going concerns with a viable future, it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a corporation earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the corporation's intrinsic business value. DP&P has reviewed the book value of the Corporation's assets in limited detail and has found net book value to be $20,066,726, or $20.99 per share as of June 30, 2003.

          DP&P will typically utilize either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid corporation on a comparable basis. No such discounts have been applied to the Corporation's Common Stock in this valuation. If such a discount were applied, it would result in a valuation that would be significantly lower than the assigned value.

          DP&P's Opinion was directed to the Board of Directors of the Corporation and did not constitute a recommendation to the Board of Directors of the Corporation or the existing holders of Common Stock. Its Opinion is limited solely to the value of the Common Stock as of June 30, 2003, given the relevant market and Corporation specific information available at the present time, and the fairness of the transaction from a financial point of view.

          On the basis of, and subject to the foregoing, DP&P was of the opinion that, as of June 30, 2003, the fair market value of the Corporation's Common Stock was $32.50 per share. The Corporation's Board of Directors then determined to pay $35.00 for each share of Common Stock that will be cashed out as a result of the transaction. DP&P issued an opinion that the price of $35.00 per share to be paid to shareholders receiving cash as a result of the Reverse Stock Split was fair from a financial point of view to those shareholders as of August 28, 2003, the date the Board of Directors approved the Reverse Stock Split and determined the $35.00 price per share.

          The Corporation will make the Opinion available at its principal office in Kent City, Michigan, during regular business hours until the date of the Special Meeting for inspection and copying by any interested shareholder or representative who has been so designated in writing.

TERMS OF THE REVERSE STOCK SPLIT

Material Terms

          Brief Description of Reverse Stock Split. The Board of Directors has authorized and recommended the Reverse Stock Split for shareholder approval. Once the Reverse Stock Split takes effect, any shareholder of the Corporation who holds fewer than 500 shares of Common Stock immediately prior to the Effective Time will no longer be a shareholder of the Corporation. These shareholders will instead receive cash for their old shares. All other shareholders will receive new shares of stock.

          In order to implement the Reverse Stock Split fully and achieve the desired goal of decreasing the burdens and expense associated with reporting companies by terminating the Corporation's reporting obligations, the following events must occur: (i) the shareholders must approve the proposal to adopt the Amendment to the restated articles of incorporation; (ii) the Corporation must file the Amendment with the State of Michigan; (iii) the Corporation must file a final amendment to its Schedule 13E-3 with the SEC; and (iv) the Corporation must terminate its filing obligations under the Exchange Act by filing a Form 15 with the SEC.

          Consideration Offered. Existing shareholders will receive either new shares of Common Stock or cash for their old shares under the Reverse Stock Split. Shareholders holding 500 or more shares of Common Stock immediately prior to the Effective Time will receive one share of Common Stock for every 500 shares held and fractions of a share of Common Stock for the balance of their shares. Those shareholders holding fewer than 500 shares of Common Stock immediately prior to the Effective Time will be eligible to receive $35.00 per share from the Corporation.

          After the Effective Time, the Corporation will mail transmittal materials to all shareholders of record as of the Effective Time. When shareholders who will receive cash for their shares turn in their old share certificates and the information required by the transmittal materials, they will receive their payment from the Corporation after the Corporation's receipt of such documents. Those shareholders who hold 500 or more shares of Common Stock immediately prior to the Effective Time will be issued new shares of Common Stock at the Effective Time. However, until these shareholders surrender their old share certificates and complete other documents requested by the Corporation, they will be able to neither (i) receive dividends that accrue on their new shares of Common Stock or (ii) transfer their shares on the Corporation's stock transfer books.

          Reasons for Engaging in Reverse Stock Split. See "Special Factors -- Reasons for the Reverse Stock Split" (page 5).

          Vote Required. The Amendment (and therefore the Reverse Stock Split) must be approved by holders of a majority of the issued and outstanding shares of Common Stock. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Common Stock entitled to vote at the meeting is necessary for a quorum.

Purchases from Officers, Directors, and Affiliates

          Because all directors, officers and "affiliates" of the Corporation hold more than 500 shares, it is not expected that any will receive cash for their shares. If any officer, director or affiliate of the Corporation were to be paid cash as a result of the Reverse Stock Split, they would be paid the same amount of money and use the same processes as the cash outs of shares held by other shareholders pursuant to the Reverse Stock Split.

Treatment of Shareholders Varies

          If the Reverse Stock Split is completed, not all current shareholders will be treated equally. The Reverse Stock Split will result in some shareholders (those with fewer than 500 shares) being treated differently from other shareholders (those with 500 or more shares). However, all shareholders within these two groups (fewer than 500 shares; 500 shares or more) will be treated the same as all other shareholders in the same group.

Unaffiliated Shareholders

          No provisions have been made to grant unaffiliated shareholders access to the Corporation's corporate files or to obtain counsel or appraisal services for unaffiliated shareholders at the Corporation's expense. The new shares to be issued pursuant to the Reverse Stock Split will not be eligible for trading on an automated quotation system operated by a national securities association.

DISSENTERS' RIGHTS

          The Board of Directors has granted dissenters' rights under the Michigan Business Corporation Act ("MBCA") to those shareholders who own less than 500 shares of Common Stock and will receive cash for their shares in the Reverse Stock Split. Such holders may elect to dissent from the Reverse Stock Split and obtain payment for their shares of Common Stock in accordance with the provisions of Sections 761 through 774 of the MBCA (the "Dissenters' Rights Statute"), copies of which are attached to this Proxy Statement as Appendix B.

          The following is a summary of the Dissenters' Rights Statute and the procedures for dissenting from the Reverse Stock Split and demanding dissenters' rights thereunder. This summary is qualified in its entirety by reference to the Dissenters' Rights Statute, which is reprinted in full as Appendix B to this Proxy Statement. Any holder of Common Stock who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so should refer to the Dissenters' Rights Statute and consult counsel prior to taking any action. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

          The Dissenters' Rights Statute provides that persons in whose name shares of Common Stock are registered in the records of the Corporation, or beneficial owners of shares to the extent of the rights granted by a nominee certificate on file with the Corporation, and persons who are beneficial owners of shares held by nominees as the record holders (collectively defined, for purposes of this Dissenters' Rights section only, as "shareholders"), may be entitled to dissenters' rights but only if they comply with the provisions set forth in the Dissenters' Rights Statute.

          Shareholders owning less than 500 shares of Common Stock who wish to exercise dissenters' rights:

(a)	must deliver to the Corporation, before the vote with respect to the Amendment is taken, written notice of their intent to demand payment for their shares if the Amendment is approved; and

(b)	must not vote their shares in favor of approval of the Amendment.

          Shareholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters' Rights Statute. Although shareholders electing to exercise dissenters' rights under the Dissenters' Rights Statute must not vote FOR approval of the Amendment, such shareholders are not required to vote against approval of the Amendment to exercise dissenters' rights. However, if a shareholder returns a signed proxy, but does not specify a vote against approval of the Amendment or a direction to abstain, the proxy will be voted for approval of the Amendment and cause the waiver of that shareholder's dissenters' rights. A vote against approval of the Amendment is not sufficient to comply with the notice requirements described above.

          If the Amendment is approved, the Corporation must notify all shareholders entitled to assert dissenters' rights under the Dissenters' Rights Statute that the action was taken and send them a dissenters' notice no later than 10 days after the Effective Time.

          Upon receipt of the dissenters' notice, dissenters must make a payment demand by the date set by the Corporation in the notice. A shareholder who elects to exercise dissenters' rights must mail or deliver his or her written demand to: Valley Ridge Financial Corp., Attn: Michael E. McHugh, 450 West Muskegon Avenue, Kent City, Michigan 49330. The written demand for payment should comply with the provisions of the Dissenters' Rights Statute and should specify the shareholder's name and mailing address, the number of shares of Common

Stock owned, and that the shareholder is demanding payment for his or her shares. The shareholder also must certify that the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit his or her share certificates in accordance with the terms of the dissenters' notice. Failure to make a payment demand or to deposit the share certificates where required, each by the date set forth in the dissenters' notice, shall forfeit the shareholder's entitlement to payment for his or her shares under the Dissenters' Rights Statute.

          Within seven days after the Reverse Stock Split is consummated or a payment demand is received, whichever occurs later, the Corporation will pay dissenting shareholders who complied with the Dissenters' Rights Statute the amount that the Corporation estimates to be the fair value of the dissenters' shares, plus accrued interest.

          A dissenting holder of Common Stock may notify the Corporation in writing of his or her own estimate of the fair value of his or her shares of Common Stock and the amount of interest due, and demand payment of that estimate, less any payment made by the Corporation as described above (or reject the Corporation's offer, if any, made to shareholders who were not beneficial holders of Common Stock prior to the time that the transaction was publicly announced), if (a) the dissenter believes that the amount paid by the Corporation (or offered as described above) is less than the fair value of such shares or that interest was incorrectly calculated; (b) the Corporation fails to make payment within 60 days after the date set for demanding payment in the dissenters' notice; or (c) the Corporation, having failed to effect the Amendment, fails to return stock certificates deposited pursuant to the dissenters' process or release transfer restrictions placed on shares within 60 days after the date set for demanding payment in the dissenters' notice. This demand must be made within 30 days after the Corporation made (or offered as described above) payment to the shareholder. A shareholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid (or offered) by the Corporation.

          If a dissenter has rejected the Corporation's offer and demanded payment of the fair value of the shares and interest due, the Corporation must (unless it accepts the dissenter's demand) commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters' Rights Statute, to determine the fair value of the shares and accrued interest.

          All dissenters whose demands remain unsettled will be made parties to such a judicial proceeding, the purpose of which is to determine the fair value of the shares. To this end, the court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus interest, minus the amount, if any, that the Corporation previously paid such dissenter for his or her shares. The court shall assess the costs of the proceeding (not, absent a few limited exceptions, the fees and expenses of counsel to the dissenters) against the Corporation, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the Dissenters' Rights Statute.

          Pursuing dissenters' rights may result in the shareholders receiving more OR LESS than the price offered by the Corporation and is likely to cause the shareholder to incur substantial legal and other expenses.

ADDITIONAL INFORMATION

          In connection with the Reverse Stock Split, the Corporation has filed a Schedule 13E-3 with the Securities and Exchange Commission. The regulations governing the Schedule 13E-3 also mandate the inclusion of much of the information in this Proxy Statement, including the information that follows.

Information Concerning the Corporation's Common Stock

          General. The authorized capital stock of the Corporation consists of 2,000,000 shares of common stock, no par value. As of October __, 2003, ______ shares of Common Stock were issued and outstanding.

          Market and Price of Common Stock. There is no established public trading market for Common Stock. Transactions in the Common Stock are occasionally effected by individuals on an informal basis. Some transactions are effected through the involvement of local brokerage firms. The prices at which such transactions are effected are only occasionally reported to the Corporation. As of December 31, 2002, there were approximately 485 record holders of shares of Common Stock.

          The Corporation has paid regular quarterly cash dividends since June 30, 1989. The following table summarizes the quarterly cash dividends paid to common shareholders during the last two full years and the first three quarters of 2003:

Quarter	2001	2002	2003
1st	$.18	$.20	$.20
2nd	.18	.20	.20
3rd	.19	.20	.20
4th	.20	.20	N/A
Total	$.75	$.80	N/A

          Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. The earnings of the Corporation, through dividends paid by the Valley Ridge Bank (the "Bank"), are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting the Corporation. Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans that a bank can pay or make to its parent company. These restrictions are not expected to prohibit the Corporation from continuing its normal dividend policy.

          Actions Conducted by the Corporation. The Corporation has not made any underwritten public offering of Common Stock during the past three years. The Corporation has not purchased any Common Stock during the past two years.

Executive Officers and Directors of the Corporation

          Information concerning the Corporation's executive officers and directors is reported below:

          Jerome B. Arends: Jerome B. Arends has been a director of the Corporation and/or Kent City State Bank since 1987. Mr. Arends was Chief Executive Officer and President of Ravenna Farm Equipment, Inc., a distributor of farm implements and equipment, until early 1999. Mr. Arends was Store Manager and a salesman for Kent Power Equipment, Inc., a distributor of farm equipment, from 1999 until his retirement in 2000.

          K. Timothy Bull: K. Timothy Bull has been a director of the Corporation and/or Kent City State Bank since 1993 and was also a director of the Corporation from 1988 until 1991. Mr. Bull is President and sole shareholder of Moon Lake Orchards, Inc., of 1177 Newaygo Road, Bailey, Michigan 49303, a producer of fruit.

          Richard L. Edgar: Richard L. Edgar has been a director of the Corporation and/or Kent City State Bank since 1974. Mr. Edgar has been President and Chief Executive Officer of the Corporation since 1988 and President and Chief Executive Officer of the Bank (and before 1996, Kent City State Bank) since 1987. Prior to that, Mr. Edgar served Kent City State Bank in various management and other capacities since 1963. Mr. Edgar is also a director of West Shore Computer Services, Inc., a data processing company in which the Bank is a 20 percent shareholder.

          Gary Gust: Gary Gust has been a director of the Corporation and/or Kent City State Bank since 1991. Mr. Gust is President and sole shareholder of Gust Construction Company, of 140 West Cherry, Cedar Springs, Michigan 49319, a general contractor.

          Ronald L. Hansen: Ronald L. Hansen has been a director of the Corporation since 1996 and was a director of Community from 1990 until 1996. Mr. Hansen has been Vice President of the Corporation since 1996 and a Senior Vice President of the Bank since 1996. Prior to that, Mr. Hansen was Secretary of Community Bank

Corporation from 1994 until 1996, President and Chief Executive Officer of Grant State Bank from 1994 until 1996, a director of Grant State Bank from 1982 until 1996, and Vice President and Cashier of Grant State Bank from 1982 until 1994. Prior to that, Mr. Hansen served Grant State Bank in various management and other capacities since 1973.

          Robert C. Humphreys: Robert C. Humphreys has been a director of the Corporation and/or Kent City State Bank since 1988. Mr. Humphreys has been Chairman of the Board of the Corporation and the Bank (and before 1996, Kent City State Bank) since 1993. Mr. Humphreys owns and operated until his retirement Humphreys Orchards, a producer of fruit.

          Robert L. Karpinski: Robert L. Karpinski is Senior Vice President of the Bank and has served the Bank in various executive capacities since January 1985.

          Ben J. Landheer: Ben J. Landheer has been a director of the Corporation since 1996 and was a director of Community Bank Corporation and/or Grant State Bank from 1991 until 1996. Mr. Landheer owns and operates Landheer Insurance Agency, of 106 South Stewart, Fremont, Michigan 49412, an agent for insurance companies offering a broad range of insurance products.

          Michael E. McHugh: Michael E. McHugh has been a director of the Corporation and/or Kent City State Bank since 1989. Mr. McHugh is Secretary, Treasurer and Chief Financial Officer of the Corporation. Mr. McHugh has also been Executive Vice President of the Bank (and before 1996, Kent City State Bank) since 1987.

          Dennis C. Nelson: Dennis C. Nelson has been a director of the Corporation since 1996 and was a director of Community Bank Corporation and/or Grant State Bank from 1985 until 1996. Mr. Nelson is a dentist practicing in Grant, Michigan. Mr. Nelson's business address is 67 South Maple, Grant, Michigan 49327.

          John J. Niederer: John J. Niederer has been a director of the Corporation and/or Kent City State Bank since 1993. Mr. Niederer retired in 2000. Before his retirement, he had been President and sole shareholder of Greenridge Fruit, Inc., a distributor of fruit, since 1990. Prior to that, Mr. Niederer was Vice President of Wm. Bolthouse Farms, Inc., a producer and distributor of vegetables.

          Paul K. Spoelman: Paul K. Spoelman has been a director of the Corporation and/or Kent City State Bank since 1994. Mr. Spoelman is a retired accountant and founded Spoelman, Hovingh & Feldt, Inc., an accounting firm.

          Donald W. Swanson: Donald W. Swanson has been a director of the Corporation and/or Kent City State Bank since 1981. Mr. Swanson is Chairman and a majority shareholder of Swanson Pickle Co., Inc., a producer and distributor of pickles of 11561 Heights Ravenna Road, Ravenna, Michigan, 49451.

          Donald VanSingel: Donald VanSingel has been Vice Chairman and a director of the Corporation since 1996 and was Chairman of Community Bank Corporation and/or Grant State Bank from 1982 until 1996 and a director of Community Bank Corporation and/or Grant State Bank from 1973 until 1996. Mr. VanSingel has been a consultant for Governmental Consultant Services, Inc., of 530 West Ionia, Lansing, Michigan 48933, since 1993. Prior to that, Mr. VanSingel served in the Michigan House of Representatives.

          Each of the above directors and officers is a citizen of the United States of America. The address of each of the above directors and officers is 450 West Muskegon Avenue, Kent City, Michigan 49330. During the past five years, none of the above directors and executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of the above directors and executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such officer or director from future violations of, or prohibiting acts subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. For all purposes relevant to this proxy statement, the business address of each of the above directors and officers is the same as that of the Corporation.

Past Contracts, Transactions, Negotiations and Agreements

          During the past two years, the Corporation has not engaged in significant transactions with any of its affiliates, executive officers or directors, nor has the Corporation engaged in negotiations regarding such types of transactions. There are no agreements between the Corporation's executive officers and directors and any other person with respect to any shares of Common Stock, except for director and employee stock options that may be exercised by the applicable director or officer from time to time to purchase shares of Common Stock directly from the Corporation. No director or executive officer has pledged shares of Common Stock.

Use of Securities Acquired and Plans or Proposals

          Fractional shares of the Corporation's Common Stock acquired for cash pursuant to the Reverse Stock Split will be cancelled by the Corporation. These cancelled shares will constitute authorized but unissued Common Stock.

          The Reverse Stock Split, if carried out, is expected to result in the termination of the Corporation's obligation to file reports (such as Form 10-QSB quarterly and Form 10-KSB annual reports) under Section 15(d) of the Exchange Act.

Source and Amounts of Funds or Other Consideration

          The Corporation anticipates that the Reverse Stock Split will result in long-term cost savings due to the decrease in accounting and legal fees resulting from the termination of the Corporation's reporting obligations under Section 15(d) of the Exchange Act. However, the Reverse Stock Split will result in the following costs, all of which are estimates:

Accounting Fees	$10,000
Legal Fees	75,000
Financial Advisor Fees	10,000
SEC Filing Fee	135
Other	10,000
Total	$105,135

          The source for these funds will be cash and investments currently held by the Corporation and its subsidiary. The Corporation estimates that it will cost approximately $1,660,000 to pay cash for all fractional shares to be held by shareholders who own less than 500 shares of Common Stock. These funds will also come from cash currently held by the Corporation and its subsidiary.

Interest in Securities of the Corporation

          The following table sets forth the number of shares of the Corporation held by its directors, executive officers and affiliates:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options(3)	Total Beneficial Ownership(3)	Percent of Class(4)

Jerome B. Arends	16,529	10,940	1,277	28,746	3.0%
K. Timothy Bull	25,612	1,452	1,277	28,341	3.0
Richard L. Edgar(5)	18,331	34,547	2,178	55,056	5.7
Gary Gust	18,110	19,604	955	38,669	4.0
Ronald L. Hansen	5,992	685	1,220	7,897	*
Robert C. Humphreys	36,377	30,985	0	67,362	7.0
Robert L. Karpinski	2,631	4,929	1,220	8,780	*
Ben J. Landheer	31,079	0	303	31,382	3.3
Michael E. McHugh(5)	3,394	14,866	1,636	19,896	2.1
Dennis C. Nelson	4,838	0	0	4,838	*
John J. Niederer	6,935	2,260	303	9,498	1.0
Paul K. Spoelman	6,535	0	303	6,838	*
Donald W. Swanson	12,095	4,118	1,227	17,490	1.8
Donald VanSingel	2,295	3,664	1,227	7,236	*
Valley Ridge Profit-Sharing Plan Trust(5)	0	85,915	0	85,915	9.0
All directors, executive officers and affiliates as a group (15 persons)	190,753	160,138	13,126	331,929	34.2%

________________
* Less than 1%

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(3)	These numbers include shares that may be acquired by the exercise of stock options granted under the Stock Incentive Plan of 1998 within 60 days.

(4)

The percentages set forth in this column were calculated on the basis of 958,596 shares of common stock outstanding as of September 18, 2003, plus shares of common stock subject to options held by the applicable listed person as set forth in the table.

(5)

Mr. Edgar and Mr. McHugh may be considered to have voting and/or dispositive control over 85,915 shares of Common Stock held by the Valley Ridge Profit-Sharing Plan Trust by reason of the capacities in which they serve at the Corporation and the Bank. The number of shares reported as beneficially owned by Mr. Edgar excludes, and Mr. Edgar disclaims beneficial ownership of, 52,568 shares of Common Stock held by the Valley Ridge Profit-Sharing Plan Trust. The number of shares reported as beneficially owned by Mr. McHugh excludes, and Mr. McHugh disclaims beneficial ownership of, 71,049 shares of Common Stock held by the Valley Ridge Profit-Sharing Plan Trust. The number of shares reported as held by the Valley Ridge Profit-Sharing Plan Trust includes 33,347 shares reported as held by Mr. Edgar, 14,866 shares reported as held by Mr. McHugh, 685 shares reported as held by Mr. Hansen and 4,929 shares reported as held by Mr. Karpinski in the table above; these shares are only counted once for purposes of calculating the amounts reported as held by all directors, executive officers and affiliates of the Corporation. The address of the Valley Ridge Profit-Sharing Plan Trust is the same as that of the Corporation.

          During the 60-day period ending September 18, 2003, the executive officers and directors of the Corporation engaged in the following transactions involving Common Stock:

Name	Date of Transaction	Amount of Securities Involved	Price Paid Per Share	Where and How Effected

James B. Arends	07/30/03	480 shares	$31.50	Market purchase
Robert C. Humphreys	07/31/03	303 shares	$31.00	Exercised stock option
Dennis C. Nelson	07/31/03	303 shares	$31.00	Exercised stock option
Richard L. Edgar	08/28/03	1,500 shares	N/A	Gift to relative
Richard L. Edgar	08/28/03	600 shares	N/A	Gift to relative
Dolores Swanson	09/03/03	400 shares	$31.50	Market purchase
Paul K. Spoelman	09/06/03	303 shares	$31.00	Exercised stock option

The Solicitation or Recommendation

     All of the executive officers and directors of the Corporation are expected to vote their shares "for" the Reverse Stock Split. These individuals believe that the Reverse Stock Split will benefit the Corporation for the same reasons described in this Proxy Statement that were relied upon by the Board of Directors, and are therefore supporting the Reverse Stock Split. For the same reasons, the directors of the Corporation have recommended that the Corporation's shareholders approve the Reverse Stock Split by voting for the Amendment.

Persons/Assets Retained, Employed, Compensated or Used

     Directors, officers and employees of the Corporation and its subsidiaries may solicit proxies in person, by telephone, or by other means without additional compensation. The Corporation will pay all costs associated with the solicitation of proxies by the Board of Directors.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION

FINANCIAL STATEMENTS AS PROVIDED IN THE

CORPORATION'S REPORT ON FORM 10-KSB FOR

THE YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SEC

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Valley Ridge Financial Corp.
Kent City, Michigan

We have audited the accompanying consolidated balance sheets of Valley Ridge Financial Corp. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Ridge Financial Corp. at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 14, 2003

VALLEY RIDGE FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and due from financial institutions	$6,758,885	$8,130,078
Federal funds sold	6,050,000
Cash and cash equivalents	12,808,885	8,130,078
Securities available for sale	42,488,239	27,444,295
Other securities	1,561,228	1,502,368
Loans held for sale	1,037,350	933,150

Loans	122,705,416	122,581,155
Allowance for loan losses	(1,631,977)	(1,239,093)
	121,073,439	121,342,062

Accrued interest receivable	958,068	972,535
Premises and equipment, net	5,100,916	5,423,504
Cash surrender value of life insurance policies	3,055,511	2,725,529
Other assets	1,216,172	1,337,063

Total assets	$189,299,808	$169,810,584

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$25,443,616	$22,990,091
Interest bearing	114,885,649	100,595,152
Total	140,329,265	123,585,243
Federal funds purchased		1,000,000
Securities sold under agreement to repurchase	5,083,361	3,352,630
Federal Home Loan Bank advances	22,000,000	22,000,000
Accrued expenses and other liabilities	2,635,002	2,329,881
Total liabilities	170,047,628	152,267,754

Shareholders' equity
Common stock and additional paid-in capital,
no par value: 2,000,000 shares authorized and
954,384 and 947,676 shares outstanding in
2002 and 2001	8,158,672	8,034,990
Retained earnings	10,586,871	9,293,474
Unearned restricted stock	(159,700)	(145,062)
Accumulated other comprehensive income	666,337	359,428
Total shareholders' equity	19,252,180	17,542,830

Total liabilities and shareholders' equity	$189,299,808	$169,810,584

See accompanying notes to consolidated financial statements.

VALLEY RIDGE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2002 and 2001

	2002	2001
Interest income
Loans, including fees	$9,990,258	$10,647,825
Federal funds sold	125,482	163,653
Securities
Taxable	1,103,730	980,485
Nontaxable	531,030	774,312
Total interest income	11,750,500	12,566,275

Interest expense
Deposits	2,886,592	3,963,867
Federal Home Loan Bank advances	1,027,813	1,126,587
Securities sold under agreement to repurchase	55,985	91,014
Federal funds purchased and other	72,921	86,478
Total interest expense	4,043,311	5,267,946

Net interest income	7,707,189	7,298,329

Provision for loan losses	335,000	680,000

Net interest income after provision for loan losses	7,372,189	6,618,329

Noninterest income
Service charges	1,549,170	1,157,446
Net gains on sales of securities	112,516	396,082
Net gains on sales of loans	662,700	331,173
Income earned on life insurance policies	200,251	159,600
Other income	347,750	400,435
Total noninterest income	2,872,387	2,444,736

Noninterest expense
Salaries and benefits	3,687,936	3,399,187
Occupancy	605,884	504,423
Furniture and fixtures	617,047	582,506
Legal and professional fees	237,862	312,654
Directors' fees	143,914	135,679
Data processing	379,745	308,562
Advertising	155,348	137,604
Supplies and postage	317,143	272,953
Other	1,314,963	1,151,838
Total noninterest expense	7,459,842	6,805,406

Income before federal income tax	2,784,734	2,257,659

Federal income tax expense	730,013	532,080

Net income	$2,054,721	$1,725,579

Basic and diluted earnings per share	$2.16	$1.82

See accompanying notes to consolidated financial statements.

VALLEY RIDGE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 2002 and 2001

	Common Stock and Additional Paid-In Capital	Retained Earnings	Unearned Restricted Stock	Accumulated Other Comprehensive Income	Total Shareholders' Equity

Balance, January 1, 2001	$7,917,009	$8,278,923	$(116,760)	$342,790	$16,421,962

Comprehensive income:
Net income		1,725,579			1,725,579
Change in unrealized gain on
securities available for sale, net of reclassification and tax effects				16,638	16,638
Total comprehensive income					1,742,217

Cash dividend ($0.75 per share)		(711,028)			(711,028)

Issuance of restricted stock awards (unearned)	56,729		(56,729)

Restricted stock awards earned			27,999		27,999

Forfeited restricted stock awards	(428)		428

Stock options exercised	61,680				61,680

Balance, December 31, 2001	8,034,990	9,293,474	(145,062)	359,428	17,542,830

Comprehensive income:
Net income		2,054,721			2,054,721
Change in unrealized gain on
securities available for sale, net of reclassification and tax effects				306,909	306,909
Total comprehensive income					2,361,630

Cash dividend ($0.80 per share)		(761,324)			(761,324)

Issuance of restricted stock awards (unearned)	53,620		(53,620)

Restricted stock awards earned			38,982		38,982

Stock options exercised	70,062				70,062

Balance, December 31, 2002	$8,158,672	$10,586,871	$(159,700)	$666,337	$19,252,180

See accompanying notes to consolidated financial statements.

VALLEY RIDGE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2002 and 2001

	2002	2001
Cash flows from operating activities
Net income	$2,054,721	$1,725,579
Adjustments to reconcile net income
to net cash from operating activities
Depreciation and amortization	568,133	543,989
Amortization of the premiums and
discounts on securities, net	183,834	102,261
Provision for loan losses	335,000	680,000
Net gains on sales of securities	(112,516)	(396,082)
Net gains on sales of loans	(662,700)	(331,173)
Loans originated for sale	(34,607,175)	(18,493,847)
Proceeds from loans sold	34,899,800	18,056,070
Net change in
Accrued interest receivable and other assets	67,807	(305,356)
Accrued expenses and other liabilities	185,998	384,518
Net cash from operating activities	2,912,902	1,965,959

Cash flows from investing activities
Loan originations and payments, net	(66,377)	(2,556,893)
Proceeds from
Sales of securities available for sale	13,038,660	20,505,876
Repayments and maturities of securities available for sale	9,317,146	10,666,720
Purchases of
Federal Reserve Bank stock	(58,860)
Securities available for sale	(37,006,054)	(26,774,730)
Premises and equipment	(242,101)	(1,030,848)
Net cash from investing activities	(15,017,586)	810,125

Cash flows from financing activities
Net increase in deposits	16,744,022	701,202
Net change in federal funds purchased	(1,000,000)	(600,000)
Net increase in securities sold under agreements to repurchase	1,730,731	387,004
Advances from Federal Home Loan Bank	2,500,000	7,500,000
Repayments of Federal Home Loan Bank advances	(2,500,000)	(9,250,000)
Stock options exercised	70,062	61,680
Dividends paid	(761,324)	(711,028)
Net cash from financing activities	16,783,491	(1,911,142)

Net change in cash and cash equivalents	4,678,807	864,942

Cash and cash equivalents at beginning of year	8,130,078	7,265,136

Cash and cash equivalents at end of year	$12,808,885	$8,130,078

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$3,531,383	$4,674,273
Income taxes	680,000	659,500

See accompanying notes to consolidated financial statements.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include Valley Ridge Financial Corp., its wholly owned subsidiary, Valley Ridge Bank, and its wholly owned subsidiaries, Valley Ridge Realty, Inc., Valley Ridge Mortgage Company, and Valley Ridge Financial Services, Inc., together referred to as the "Corporation." Intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The Corporation is a regional, community-based financial institution, that owns all of the outstanding stock of Valley Ridge Bank ("Bank"). The Bank's loan and deposit accounts are primarily with customers located in Western Michigan, within the counties of Kent, Ottawa, Muskegon and Newaygo. The Bank also owns all of the outstanding stock of three subsidiaries, Valley Ridge Realty, Inc., Valley Ridge Mortgage Company, and Valley Ridge Financial Services, Inc. In June 2002, Valley Ridge Realty, Inc. sold substantially all of its assets to a third party and ceased operations. The primary business of these subsidiaries are mortgage banking and insurance. Substantially all revenues are derived from banking products and services. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentration of credit risk, include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days and federal funds sold. Cash flows are reported net for loan and deposit transactions, federal funds purchased and short-term borrowings with maturities of 90 days or less.

Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. The Company originates loans for sale, servicing retained, to government agencies. Loans held for sale at year-end 2002 and 2001 are loans which have been closed and are awaiting delivery to these agencies. The loans are rate locked with the customer and the purchasing agency in advance of origination. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or market when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets.

Servicing Rights: Servicing rights represent the allocated cost of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate the carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Employee Benefits: The Corporation maintains a profit sharing 401(k) plan for substantially all employees. Contributions to the profit sharing plan are made at the discretion of the Board of Directors. The Plan allows employee contributions up to 15% of employee compensation. Up to 6% of the contributions are matched at 50% by the Bank.

Restricted Stock Awards: The measurement of total compensation cost for restricted stock awards is based upon the fair value of the shares at the grant date. Compensation expense is recognized on a prorata basis over the vesting period of the award. The unearned compensation value of the restricted stock awards is shown as a reduction of shareholders' equity.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2002	2001

Net income as reported	$2,054,721	$1,725,579
Deduct: stock-based compensation expense
determined under fair value based method	16,539	18,863
Pro forma net income	2,038,182	1,706,716

Basic earnings per share as reported	2.16	1.82
Pro forma basic earnings per share	2.14	1.80

Diluted earnings per share as reported	2.16	1.82
Pro forma diluted earnings per share	2.14	1.80

Weighted-average grant-date fair value per option	3.40	3.44

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date:

	2002	2001

Risk-free interest rate	4.08%	4.59%
Expected option life	4 years	4 years
Expected stock price volatility	14.1%	14.1%
Dividend yield	2.77%	2.74%

Income Taxes: Income tax expense is the sum of the current year income tax return liability plus the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance-Sheet Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Dividend Restrictions: Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to the Corporation or by the Corporation to shareholders. These restrictions pose no practical limit on the ability of the Bank or holding company to pay dividends.

Earnings Per Share: Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Corporation's financial condition or results of operations.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $775,000 was required to meet regulatory reserve and clearing requirements at year-end 2002 and 2001. These balances do not earn interest.

Operating Segments: While the Corporation's chief decision-makers monitor the revenue streams of the various Bank products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in prior financial statements have been reclassified to conform with the current presentation.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 2 - SECURITIES

The amortized cost and fair values of securities available for sale at year-end were as follows:

Securities Available for Sale

	Fair Values	Gross Unrealized Gains	Gross Unrealized Losses

2002
U.S. Treasury securities and
obligations of U.S. Government	$8,815,169	$67,937	$(1,102)
corporations and agencies
Obligations of states and
political subdivisions	10,995,326	685,620
Mortgage-backed securities	22,677,744	283,715	(26,568)

	42,488,239	1,037,272	(27,670)

2001
U.S. Treasury securities and
obligations of U.S. Government
corporations and agencies	$2,457,180	$5,098	$(28,755)
Obligations of states and
political subdivisions	11,954,605	399,877	(18,183)
Mortgage-backed securities	13,032,510	190,441	(3,889)

	$27,444,295	$595,416	$(50,827)

Other Securities

	2002	2001

Federal Reserve Bank stock	$300,000	$241,140
Federal Home Loan Bank stock	1,250,000	1,250,000
Federal Agricultural Mortgage Corporation stock	11,228	11,228

	$1,561,228	$1,502,368

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 2 - SECURITIES (Continued)

Sales of available for sale securities were as follows:

	2002	2001

Proceeds	$13,038,660	$20,505,876
Gross gains	123,886	433,988
Gross losses	11,370	37,906

The fair value and carrying amount of debt securities at year-end 2002 by contractual maturity were as follows. Securities available for sale not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Values

Due in one year or less	$5,480,180
Due after one year through five years	3,953,393
Due after five years through ten years	6,988,685
Due after ten years	3,388,237
19,810,495
Mortgage-backed securities	22,677,744

$42,488,239

Securities pledged at year-end 2002 and 2001 had a carrying amount of approximately $9,864,000 and $6,274,000, and were pledged to secure public deposits, repurchase agreements and Federal Home Loan Bank borrowings.

NOTE 3 - LOANS

Year-end loans were as follows:

	2002	2001

Commercial	$64,761,677	$56,058,403
Residential real estate	38,669,817	43,797,146
Consumer	12,753,812	15,341,485
Agricultural	6,520,110	7,384,121
	122,705,416	122,581,155
Less allowance for loan losses	(1,631,977)	(1,239,093)
	$121,073,439	$121,342,062

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 3 - LOANS (Continued)

Loans serviced for others were approximately $51,401,000 and $29,129,000 at year-end 2002 and 2001, respectively. Mortgage servicing rights were approximately $434,000 and $169,000 at year-end 2002 and 2001, respectively.

Activity in the allowance for loan losses was as follows:

	2002	2001

Beginning balance	$1,239,093	$1,624,820
Provision for loan losses	335,000	680,000
Loans charged off	(208,004)	(1,125,242)
Recoveries	265,888	59,515

Ending balance	$1,631,977	$1,239,093

Impaired loans were as follows:

	2002	2001

Year-end loans with no allocated allowance for loan losses	$155,524	$1,115,724
Year-end loans with allocated allowance for loan losses	1,037,806	0

	$1,193,330	$1,115,724

Amount of the allowance allocated	$329,808	$0

Average of impaired loans during the year	$1,176,400	$1,994,516
Interest income recognized during impairment	79,652	95,694
Cash basis interest income recognized	62,975	114,619

Nonperforming loans were as follows:

	2002	2001

Loans past due over 90 days still on accrual	$27,015	$113,406
Nonaccrual loans	424,541	440,443

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 4 - PREMISES AND EQUIPMENT, NET

Year-end premises and equipment were as follows:

	2002	2001

Land	$521,730	$521,730
Building and improvements	4,499,325	4,501,807
Furniture and equipment	4,940,272	4,752,084
	9,961,327	9,775,621
Less accumulated depreciation	(4,860,411)	(4,352,117)

	$5,100,916	$5,423,504

Depreciation expense was approximately $565,000 and $539,000 for 2002 and 2001, respectively.

NOTE 5 - DEPOSITS

Deposits at year-end are summarized as follows:

	2002	2001

Non-interest bearing demand deposit accounts	$25,443,616	$22,990,091
Money market accounts	16,983,974	13,435,670
NOW and Super NOW accounts	11,317,902	10,806,760
Savings accounts	21,906,606	19,812,715
Time deposits	64,677,167	56,540,007

	$140,329,265	$123,585,243

Time deposits of $100,000 or more were $10,328,000 and $ 9,006,000 at year-end 2002 and 2001.

At year-end 2002, stated maturities of all time deposits were as follows for the years ending December 31:

2002

2003	$24,280,777
2004	7,028,487
2005	10,758,175
2006	8,310,131
2007	13,568,895
Thereafter	730,702

$64,677,167

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 6 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2002	2001

Amount outstanding at year-end	$5,083,361	$3,352,630
Weighted average interest rate at year-end	.89%	1.23%
Average daily balance during the year	$4,379,520	$2,977,419
Weighted average interest rate during the year	1.18%	3.06%
Maximum month end balance during the year	$6,652,971	$4,018,911

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

The Corporation had the following advances from the Federal Home Loan Bank at year-end:

Maturity Date	Interest Rate	2002	2001

Variable Rate
December 2, 2002	2.08%		$2,500,000
June 2, 2003	1.52%	$2,500,000

Fixed Rate
October 22, 2003	5.12%	3,000,000	3,000,000
December 4, 2006	5.16%	2,500,000	2,500,000
January 12, 2010	5.83%	2,000,000	2,000,000
November 3, 2010	5.95%	2,000,000	2,000,000
December 20, 2010	4.98%	5,000,000	5,000,000
March 31, 2011	3.99%	5,000,000	5,000,000

		$22,000,000	$22,000,000

The variable rate advance has an interest rate equal to the three month LIBOR less 3 basis points and adjusts quarterly. Several of the advances are subject to prepayment penalties. The advances are collateralized by a blanket lien on first mortgage loans and U.S. Government agency mortgage-backed securities totaling $28,884,667 and $34,043,181 at year-end 2002 and 2001, respectively.

At year-end 2002, scheduled maturities were as follows:

2003	$5,500,000
2004	0
2005	0
2006	2,500,000
2007	0
Thereafter	14,000,000

$22,000,000

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 8 - FEDERAL INCOME TAXES

The provision for income taxes consists of:

	2002	2001

Current	$894,248	$438,878
Deferred	(164,235)	93,202

	$730,013	$532,080

Year-end deferred tax assets and liabilities consist of:

	2002	2001
Deferred tax assets
Allowance for loan losses	$383,955	$270,055
Deferred loan fees	26,424	38,177
Deferred compensation	522,812	442,738
Other	28,603	23,621
	961,794	774,591
Deferred tax liabilities
Net unrealized appreciation on securities available for sale	(343,264)	(185,161)
Fixed assets	(174,736)	(195,956)
Mortgage servicing rights	(85,616)	(41,863)
Other	(60,733)	(60,298)
	(664,349)	(483,278)

Net deferred tax asset (liability)	$(297,445)	$291,313

No valuation allowance has been recorded against the deferred tax assets.

The effective tax rate differs from the statutory federal income tax rate as follows:

	2002	2001

Statutory rates	$946,810	$767,604
Increase (decrease) from
Tax-exempt interest	(195,856)	(276,300)
Nondeductible interest expense	16,661	37,575
Income related to life insurance policies	(40,749)	(28,560)
Other, net	3,147	31,761

Income tax expense	$730,013	$532,080

Effective tax rate	26.21%	23.39%

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 9 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	2002	2001
Basic
Net income	$2,054,721	$1,725,579
Weighted average common shares outstanding	951,375	946,551

Basic earnings per common share	$2.16	$1.82

Diluted
Net income	$2,054,721	$1,725,579

Weighted average common shares outstanding
for basic earnings per common share	951,375	946,551
Add: Dilutive effect of assumed
exercises of stock options	1,883	2,341

Average shares and dilutive potential
common shares	953,258	948,892

Diluted earnings per common share	$2.16	$1.82

Stock options for 4,704 shares of common stock were not considered in computing diluted earnings per common share for 2001 because they were antidilutive. No stock options were antidilutive for 2002.

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Corporation maintains a profit sharing 401(k) plan for substantially all employees. Under the Plan, employees may make voluntary contributions based on a percentage of compensation. The Plan also allows the Corporation, at the discretion of the Board of Directors, to provide an annual contribution. The Corporation's profit sharing contribution to the Plan was $200,000 and $165,000 in 2002 and 2001, respectively. Additionally, the Corporation made 401(k) matching contributions to the Plan of $52,000 in 2002 and 2001.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 11 - STOCK INCENTIVE PLAN

A stock incentive plan was established during 1998 for directors, officers, and other key employees of the Corporation and its subsidiaries. The plan authorizes the issuance of up to 45,000 shares in the form of stock options and restricted stock awards. Stock options for nonemployee directors and key employees are granted at the market price on the date of grant. Stock options awarded to nonemployee directors are fully vested on the date of grant and expire five years from the date of grant. Stock options awarded to key employees are fully vested on the date of grant and expire ten years from the date of grant.

Certain shares are awarded under the restricted stock provisions of the plan. The shares are awarded at market price and vest 20% per year, beginning the year following the grant. Shares are earned and compensation expense is recorded over the expected vesting of the awards. Compensation expense related to restricted stock awards was $38,982 and $27,999 for 2002 and 2001, respectively.

A summary of the activity in the plan is as follows:

	Stock Options		Restricted Stock
	Options	Weighted Average Exercise Price	Shares	Weighted Average Grant Date Fair Value
Balance outstanding
January 1, 2001	7,918	$26.03	10,321	$22.04

Granted	5,374	28.00	2,026	28.00
Exercised	(2,650)	23.26
Forfeited			(23)	18.59

Balance outstanding
December 31, 2001	10,642	26.28	12,324	18.42

Granted	5,089	28.00	1,915	28.00
Exercised	(2,906)	24.13

Balance outstanding
December 31, 2002	12,825	$27.49	14,239	$23.69

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 11 - STOCK INCENTIVE PLAN (Continued)

Options outstanding at year-end 2002 were as follows:

	----Outstanding and Exercisable----
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$18-$24	367	6.50	$23.37
$25-$28	12,458	6.14	27.61

Outstanding at year-end	12,825

NOTE 12 - DIRECTOR DEFERRED COMPENSATION PLAN

The Corporation instituted a Director Deferred Compensation Plan in 1994, whereby directors may periodically defer a portion of current compensation. The Corporation has committed to pay to the directors, or the directors' designated beneficiaries or survivors, the total amount of deferred compensation plus accumulated interest at or following retirement. The interest is added to the accumulated deferred compensation liability at a periodic compound rate. The agreement also addresses termination, disability or death prior to retirement. The portion of the compensation expense deferred for 2002 and 2001 was $114,195 and $115,454, respectively. The accrued deferred compensation liability was $1,292,605 and $1,105,935 as of December 31, 2002 and 2001, respectively, and is included in other liabilities.

NOTE 13 - RELATED PARTIES

Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, were loan customers of the Corporation. At December 31, 2002 and 2001, the Corporation had approximately $2,391,000 and $2,457,000, respectively, in outstanding loans to directors and executive officers. New loans and repayments were $1,496,000 and $1,563,000, respectively, during 2002.

Related party deposits totaled approximately $1,260,000 and $1,049,000 at year-end 2002 and 2001, respectively.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 14 - COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the consolidated financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Some financial instruments are used to meet customer financing needs and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment, and generally have fixed expiration dates. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit and standby letters of credit. Collateral or other security is normally not obtained for these financial instruments prior to their use, and many of the commitments were expected to expire without being used.

Commitments at year-end are as follows:

	2002	2001

Commitments to make loans	$7,609,000	$2,974,000
Commercial unused lines of credit	14,685,000	12,426,000
Consumer unused lines of credit	3,458,000	2,133,000

Substantially all of the commitments to make loans at December 31, 2002 were made at fixed rates ranging from 6.5% to 7.0%. These commitments generally have termination dates of one year or less and may require a fee. Since many of the above commitments expire without being used, the above amounts do not necessarily represent future cash commitments. No losses are anticipated as a result of these transactions.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows, in thousands:

	2 0 0 2		2 0 0 1
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$12,809	$12,809	$8,130	$8,130
Securities available for sale	42,488	42,488	27,444	27,444
Other securities	1,561	1,561	1,502	1,502
Loans held for sale	1,037	1,037	933	933
Loans, net	121,703	123,685	121,342	122,834
Accrued interest receivable	958	958	973	973

Financial liabilities
Deposits	140,329	143,308	123,585	124,283
Accrued interest payable	204	204	235	235
Short-term borrowings	5,083	5,083	4,353	4,353
Federal Home Loan Bank advances	22,000	22,939	22,000	20,467

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of loan commitments and other off-balance-sheet items are based on the current fees or cost that would be charged to enter into or terminate such arrangements, and are considered to have nominal value at year-end 2002 and 2001.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 16 - REGULATORY MATTERS

The Corporation and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative and qualitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

Actual capital levels (in millions) and minimum required levels for the Corporation and the Bank were:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2002
Total capital (to risk weighted assets)
Consolidated	$20.2	15.6%	$10.4	8.0%	$13.0	10.0%
Bank	19.7	15.2	10.4	8.0	12.9	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	18.6	14.3	5.2	4.0	7.8	6.0
Bank	18.1	14.0	5.2	4.0	7.8	6.0
Tier 1 capital (to average assets)
Consolidated	18.6	9.8	7.6	4.0	9.5	5.0
Bank	18.1	9.6	7.6	4.0	9.4	5.0

2001
Total capital (to risk weighted assets)
Consolidated	$18.4	14.9%	$9.9	8.0%	$12.4	10.0%
Bank	18.0	14.6	9.9	8.0	12.3	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	17.2	13.9	4.9	4.0	7.4	6.0
Bank	16.8	13.6	4.9	4.0	7.4	6.0
Tier 1 capital (to average assets)
Consolidated	17.2	10.1	6.8	4.0	8.5	5.0
Bank	16.8	9.9	6.8	4.0	8.5	5.0

The Corporation and the Bank were categorized as well capitalized at year-end 2002 and 2001.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 17 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows.

	2002	2001

Unrealized holding gains and losses on
available-for-sale securities	$577,530	$421,291
Less reclassification adjustments for gains
later recognized in income	(112,516)	(396,082)
Net unrealized gains	465,014	25,209
Tax effect	(158,105)	(8,571)

Other comprehensive income	$306,909	$16,638

NOTE 18 - VALLEY RIDGE FINANCIAL CORP. (PARENT COMPANY ONLY)
  CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company only financial statements.

CONDENSED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
Cash	$308,583	$240,961
Investment in subsidiaries	18,796,873	17,150,146
Other assets	146,724	172,736

Total assets	$19,252,180	$17,563,843

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities		$21,013
Shareholders' equity	$19,252,180	17,542,830

Total liabilities and shareholders' equity	$19,252,180	$17,563,843

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 18 - VALLEY RIDGE FINANCIAL CORP. (PARENT COMPANY ONLY)
  CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31,
	2002	2001
Income
Dividends from subsidiary	$787,500	$682,500
Other	0	0
Total income	787,500	682,500

Expenses
Other operating expenses	72,598	46,787

Income before income tax and equity in
undistributed net income of subsidiaries	714,902	635,713

Equity in undistributed net income of subsidiaries	1,339,819	1,089,866

Net income	$2,054,721	$1,725,579

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001
Operating activities
Net income	$2,054,721	$1,725,579
Adjustments to reconcile net income to
net cash from operating activities
Equity in undistributed net income of subsidiary	(1,339,819)	(1,089,866)
Change in other assets and liabilities	43,982	(43,335)
Net cash from operating activities	758,884	592,378

Financing activities
Dividends paid	(761,324)	(711,028)
Stock options exercised	70,062	61,680
Net cash from financing activities	(691,262)	(649,348)

Net change in cash	67,222	(56,970)

Cash at beginning of year	240,961	297,931

Cash at end of year	$308,583	$240,961

FINANCIAL STATEMENTS AS PROVIDED IN

THE CORPORATION'S REPORT ON FORM 10-QSB

FOR THE QUARTER ENDED JUNE 30, 2003,

AS FILED WITH THE SEC

VALLEY RIDGE FINANCIAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2003 (Unaudited)	December 31, 2002
ASSETS
Cash and due from financial institutions	$8,415,513	$6,758,885
Federal funds sold	11,950,000	6,050,000
Cash and cash equivalents	20,365,513	12,808,885

Securities available for sale	41,315,285	42,488,239
Other securities	1,577,728	1,561,228
Loans held for sale	473,000	1,037,350

Loans	122,048,292	122,705,416
Allowance for loan losses	(1,793,014)	(1,631,977)
	120,255,278	121,073,439

Accrued interest receivable	886,223	958,068
Premises and equipment, net	5,025,139	5,100,916
Cash surrender value of life insurance policies	3,105,311	3,055,511
Other assets	1,241,249	1,216,172

Total assets	$194,244,726	$189,299,808

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$27,561,265	$25,443,616
Interest-bearing	119,814,154	114,885,649
Total	147,375,419	140,329,265

Securities sold under agreement to repurchase	4,541,164	5,083,361
Federal Home Loan Bank advances	19,500,000	22,000,000
Accrued expenses and other liabilities	2,761,223	2,635,002
Total liabilities	174,177,806	170,047,628

Shareholders' equity
Common stock, no par value: 2,000,000 shares
authorized and 956,014 and 954,384 shares outstanding
at June 30, 2003 and December 31, 2002	8,212,648	8,158,672
Retained earnings	11,255,482	10,586,871
Unearned restricted stock	(159,700)	(159,700)
Accumulated other comprehensive income	758,490	666,337
Total shareholders' equity	20,066,920	19,252,180

Total liabilities and shareholders' equity	$194,244,726	$189,299,808

See accompanying notes to condensed consolidated financial statements.

VALLEY RIDGE FINANCIAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Interest income
Loans, including fees	$2,482,217	$2,472,190	$4,820,288	$4,958,259
Securities	376,053	401,044	814,032	781,395
Federal funds sold	33,514	24,243	61,141	46,844
	2,891,784	2,897,477	5,695,461	5,786,498
Interest expense
Deposits	709,742	696,810	1,424,254	1,381,018
Other	252,953	267,784	509,277	537,939
	962,695	964,594	1,933,531	1,918,957

Net interest income	1,929,089	1,932,883	3,761,930	3,867,541

Provision for loan losses	45,000	45,000	90,000	90,000

Net interest income after provision for loan losses	1,884,089	1,887,883	3,671,930	3,777,541

Noninterest income
Service charges	355,577	326,935	688,240	546,658
Net gains on sales of securities	28,212	28,369	34,944	62,516
Net gains on sales of loans	343,698	76,692	717,775	223,173
Income earned on life insurance policies	45,000	39,900	90,000	79,800
Other income	132,243	203,079	248,427	341,627
Total noninterest income	904,730	674,975	1,779,386	1,253,774

Noninterest expense
Salaries and benefits	1,061,504	936,029	2,060,351	1,896,510
Occupancy	154,302	131,257	293,556	259,803
Furniture and fixtures	151,371	147,901	303,917	288,801
Other expense	702,213	671,690	1,339,100	1,243,218
Total noninterest expense	2,069,390	1,886,877	3,996,924	3,688,332

Income before federal income tax	719,429	675,981	1,454,392	1,342,983

Federal income tax expense	212,115	179,244	403,250	360,870

Net income	$507,314	$496,737	$1,051,142	$982,113
Comprehensive income	$647,364	$740,379	$1,143,295	$1,087,373

Basic and diluted earnings per share	$.53	$.52	$1.10	$1.03

See accompanying notes to condensed consolidated financial statements.

VALLEY RIDGE FINANCIAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2003	June 30, 2002
Cash flows from operating activities
Net income	$1,051,142	$982,113
Adjustments to reconcile net income
to net cash from operating activities
Depreciation and amortization	240,065	286,023
Amortization of premiums and discounts on securities, net	201,187	76,067
Provision for loan losses	90,000	90,000
Net gains on sales of securities	(34,944)	(62,516)
Net gains on sales of loans	(717,775)	(223,173)
Loans originated for sale	(36,993,030)	(11,812,502)
Proceeds from loans sold	37,977,075	12,805,325
Net change in:
Accrued interest receivable and other assets	295,048	253,394
Accrued expenses and other liabilities	78,749	82,358
Net cash from operating activities	2,187,517	2,477,089

Cash flows from investing activities
Loan originations and payments, net	728,161	662,498
Proceeds from:
Sales of securities available for sale	2,216,549	11,988,660
Repayments and maturities of securities available for sale	16,946,440	3,626,812
Purchase of:
Securities available for sale	(18,016,653)	(17,368,686)
Federal Home Loan Bank stock	(16,500)
Premises and equipment	(164,288)	(286,798)
Net cash from (used in) investing activities	1,693,709	(1,377,514)

Cash flows from financing activities
Net increase in deposits	7,046,154	7,027,588
Net increase in securities sold under agreement to repurchase	(542,197)	1,678,072
Repayments of Federal Home Loan Bank advances	(2,500,000)
Net decrease in federal funds purchased		(1,000,000)
Stock options exercised	53,976	8,590
Dividends paid	(382,531)	(380,011)
Net cash from financing activities	3,675,402	7,334,239

Net change in cash and cash equivalents	7,556,628	8,433,814

Cash and cash equivalents at beginning of period	12,808,885	8,130,078

Cash and cash equivalents at end of period	$20,365,513	$16,563,892

See accompanying notes to condensed consolidated financial statements.

VALLEY RIDGE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	BASIS OF PRESENTATION:

The unaudited financial statements as of June 30, 2003 and for the three and six months ended June 30, 2003 and June 30, 2002 include the consolidated results of operations of Valley Ridge Financial Corp. (the "Corporation") and its wholly-owned subsidiary, Valley Ridge Bank (the "Bank") and its wholly-owned subsidiaries, Valley Ridge Realty, Inc., Valley Ridge Mortgage Company, Inc., and Valley Ridge Financial Services, Inc. These consolidated financial statements have been prepared in accordance with the Instructions for Form 10-QSB and Item 310(b) of Regulation S-B and do not include all disclosures required by accounting principles generally accepted in the United States of America for a complete presentation of the Corporation's financial condition and results of operations. In the opinion of management, the information reflects all adjustments (consisting only of normal recurring accruals) which are necessary in order to make the financial statements not misleading and for a fair presentation of the results of operations for such periods. The results for the periods ended June 30, 2003 should not be considered as indicative of results for a full year. For further information, refer to the consolidated financial statements and footnotes included in the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2002.

2.	EARNINGS PER COMMON SHARE:

Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings per share amounts are based on 956,327 and 950,027 shares outstanding for the three months ended June 30, 2003 and 2002, respectively. Earnings per share amounts are based on 956,014 and 949,973 shares outstanding for the six months ended June 30, 2003 and 2002, respectively. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

3.	STOCK OPTIONS:

Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. During the periods ended June 30, 2003 and 2002, there were no stock options granted. Because options are immediately vested, there was no proforma effect on net income or earnings per share, for the periods ended June 30, 2003 and 2002, using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

Pro Forma Financial Statements

          The following unaudited pro forma financial information is intended to illustrate the approximate effect that the Reverse Stock Split would have had on the Corporation's financial condition and results of operation if completed at an earlier date. Pro forma financial information is combined, condensed and unaudited and should be read in conjunction with the historical financial statements and notes included in this Proxy Statement. Pro forma balance sheets give effect to the transaction as if completed at the end of the period. Pro forma income statements give effect of the transaction as if completed at the beginning of the period. The pro forma financial information is based on the assumptions stated in the notes to the statements, which should be carefully considered. Pro forma financial information may not be indicative of the results that actually would have occurred if the reverse stock split had been in effect on the dates indicated or the results that may be attained in the future.

Pro Forma Balance Sheet (Unaudited)

	Actual June 30, 2003	Pro Forma Adjustments	Pro Forma June 30, 2003
ASSETS
Cash and due from financial institutions	$8,415,513	$16,589	$8,432,102
Federal funds sold	11,950,000	(1,662,500)	10,287,500
	20,365,513	(1,645,911)	18,719,602

Securities available for sale	41,315,285		41,315,285
Other securities	1,577,728		1,577,728
Loans held for sale	473,000		473,000

Loans	122,048,292		122,048,292
Allowance for loan losses	(1,793,014)		(1,793,014)
	120,255,278	-	120,255,278

Accrued interest receivable	886,223		886,223
Premises and equipment, net	5,025,139		5,025,139
Cash surrender value of life insurance policies	3,105,311		3,105,311
Other assets	1,241,249		1,241,249
	$194,244,726	$(1,645,911)	$192,598,815
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	27,561,265		27,561,265
Interest-bearing	119,814,154		119,814,154
	147,375,419	-	147,375,419

Securities sold under agreement to repurchase	4,541,164		4,541,164
Federal Home Loan Bank advances	19,500,000		19,500,000
Accrued expenses and other liabilities	2,761,223		2,761,223
	174,177,806	-	174,177,806
Shareholders' equity

Common stock, no par value: 2,000,000 shares
authorized and 956,014 shares outstanding
at June 30, 2003	8,212,648	(1,662,500)	6,550,148
Retained earnings	11,255,482	16,589	11,272,071
Unearned restricted stock	(159,700)		(159,700)
Accumulated other comprehensive income	758,490		758,490
	20,066,920	(1,645,911)	18,421,009

	$194,244,726	$(1,645,911)	$192,598,815

Pro Forma Income Statement Year Ended December 31, 2002
	Actual Dec. 31, 2002	Pro Forma Adjustments	Pro Forma Dec. 31, 2002

Interest income
Loans, including fees	$9,990,258		$9,990,258
Federal funds sold	125,482	$(14,730)	110,752
Securities			-
Taxable	1,103,730		1,103,730
Nontaxable	531,030		531,030
Total interest income	11,750,500	(14,730)	11,735,770
Interest expense
Deposits	2,886,592		2,886,592
Federal Home Loan Bank advances	1,027,813		1,027,813
Securities sold under agreement to repurchase	55,985		55,985
Federal funds purchased and other	72,921		72,921
Total interest expense	4,043,311	-	4,043,311

Net interest income	7,707,189	(14,730)	7,692,459
Provision for loan losses	335,000		335,000
Net interest income after provision for loan losses	7,372,189	(14,730)	7,357,459
Noninterest income
Service charges	1,549,170		1,549,170
Net gains on sales of securities	112,516		112,516
Net gains on sales of loans	662,700		662,700
Income earned on life insurance policies	200,251		200,251
Other income	347,750		347,750
Total noninterest income	2,872,387	-	2,872,387
Noninterest expense
Salaries and benefits	3,687,936		3,687,936
Occupancy	605,884		605,884
Furniture and fixtures	617,047		617,047
Legal and professional fees	237,862		237,862
Directors' fees	143,914		143,914
Data processing	379,745		379,745
Advertising	155,348		155,348
Supplies and postage	317,143		317,143
Other	1,314,963	(50,000)	1,264,963
Total noninterest expense	7,459,842	(50,000)	7,409,842
Income before federal income tax	2,784,734	35,270	2,820,004
Federal income tax expense	730,013	11,992	742,005
Net income	$2,054,721	$23,278	$2,077,999
Comprehensive income	$2,361,630	$23,278	$2,384,908
Weighted diluted shares outstanding	953,258	(951,446)	1,812
Basic and diluted earnings per share	$2.16		$1,146.80
Pro forma equivalent basic and diluted earnings per share (prior to adjusting pro forma net income for 1 for 500 reverse stock split)			$2.29

Pro Forma Income Statement Six Months Ended June 30, 2003
	Actual June 30, 2003	Pro Forma Adjustments		Pro Forma June 30, 2003
Interest income
Loans, including fees	$4,820,288			$4,820,288
Securities	814,032			814,032
Federal funds sold	61,141	$(7,365	) (1)	53,776
Total interest income	5,695,461	(7,365)		5,688,096

Interest expense
Deposits	1,424,254			1,424,254
Other	509,277			509,277
Total interest expense	1,933,531	-		1,933,531

Net interest income	3,761,930	(7,365)		3,754,565

Provision for loan losses	90,000			90,000

Net interest income after provision for loan losses	3,671,930	(7,365)		3,664,565

Noninterest income
Service charges	688,240			688,240
Net gains on sales of securities	34,944			34,944
Net gains on sales of loans	717,775			717,775
Income earned on life insurance policies	90,000			90,000
Other income	248,427			248,427
Total noninterest income	1,779,386	-		1,779,386

Noninterest expense
Salaries and benefits	2,060,351			2,060,351
Occupancy	293,556			293,556
Furniture and fixtures	303,917			303,917
Other	1,339,100	(32,500	) (2)	1,306,600
Total noninterest expense	3,996,924	(32,500)		3,964,424

Income before federal income tax	1,454,392	25,135		1,479,527

Federal income tax expense	403,250	8,546		411,796

Net income	$1,051,142	$16,589		$1,067,731

Comprehensive income	$1,143,295	$16,589		$(655,935)

Weighted diluted shares outstanding	956,014	(954,197	) (3)	1,817

Basic and diluted earnings per share	$1.10			$587.63
Pro form equivalent basic and diluted earnings per share (prior to adjusting pro forma net income for 1 for 500 reverse stock split)				$1.18

Notes: (1) Interest income from federal funds sold has been adjusted by the estimated earnings on funds expected to be used to pay cash for fractional shares.

(2) The pro forma adjustment to noninterest expense -- Other reflects an estimate of the actual expense incurred by the Corporation during the periods indicated for legal and accounting expense associated with the filing requirements under the Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee, overhead, indirect or incidental expenses. Management estimates that costs associated with being a filing company under the Exchange Act will be significantly higher in later periods.

(3) The pro forma adjustment in Weighted diluted shares outstanding is based on an estimate that cash will be paid for 47,500 presplit shares at the rate of $35.00 per share, and that remaining shares will be converted to new shares and fractions of shares at the rate of one new share for each 500 shares outstanding before the Reverse Stock Split.

Pro Forma Earnings to Fixed Charges
Ratio of earnings to fixed charges	Year ended 12/31/2002	Year ended 12/31/2001	Pro Forma Year ended 12/31/2002	Six months ended 6/30/2003	Six months ended 6/30/2002	Pro Forma Six months ended 6/30/2003

Earnings
Add
Pretax income	$2,784,734	$2,257,659	$2,820,004	$1,454,392	$1,342,983	$1,479,527
Fixed charges	4,043,311	5,267,946	4,043,311	1,933,531	1,918,957	1,933,531
Amortization of capitalized interest	-	-	-	-	-	-
Distributed income of equity investees	-	-	-	-	-	-
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	-	-	-	-	-	-
Less
Interest capitalized	-	-	-	-	-	-

Preference security dividend requirements	-	-	-	-	-	-

Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.	-	-	-	-	-	-

Total earnings	$6,828,045	$7,525,605	$6,863,315	$3,387,923	$3,261,940	$3,413,058

Fixed Charges
Interest expensed & capitalized	$4,043,311	$5,267,946	$4,043,311	$1,933,531	$1,918,957	$1,933,531
Amortized premiums, discounts and capitalized expenses	-	-	-	-	-	-
Interest within rental expense	-	-	-	-	-	-
Preference security dividend requirements of consolidated subs	-	-	-	-	-	-

Total fixed charges	$4,043,311	$5,267,946	$4,043,311	$1,933,531	$1,918,957	$1,933,531

Ratio of earnings to fixed charges	168.87%	142.86%	169.74%	175.22%	169.99%	176.52%

Pro Forma Book Value Per Share
Book value per share	Actual 6/30/2003	Pro Forma 6/30/2003

Common stock	$8,212,648	$6,550,148
Retained earnings	11,255,482	11,272,071

Unearned restricted stock	(159,700)	(159,700)
Accum OCI	758,490	758,490
Total shareholders' equity	$20,066,920	$18,421,009

Outstanding shares 6/30/03	956,014	1,817

Book value per share 6/30/03	$20.99	$10,138.14

APPENDIX A

FORM OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

          Article III of the Restated Articles of Incorporation is hereby amended to read as follows:

ARTICLE III

A.     Authorized Capital

          The total authorized capital stock is 4,000 shares of a single class of Common Stock.

B.     Fractional Shares

          The Corporation may issue fractions of shares to any shareholder who is the holder of record of at least one whole share of Common Stock. Holders of fractions of shares shall be entitled to exercise voting rights and to receive dividends and distributions in proportion to their fractions of shares. If a holder of a fraction of a share ceases to hold at least one whole share of Common Stock, the fraction shall be cancelled and the Corporation shall pay the holder in cash the fair value of the fraction, as determined from time to time by the Board of Directors.

C.     Stock Certificates

          The Corporation may issue some or all of its shares without certificates. Within a reasonable time after issuance or transfer of shares without certificates, the Corporation shall send the shareholder a written statement confirming the issuance or transfer of shares without certificates. Such written statement shall include (i) the name of the Corporation and that it is formed under the laws of the State of Michigan, (ii) the name of the person to whom the shares are issued, (iii) the number of shares, (iv) that the holder of the shares is entitled to have a certificate for all whole shares of common stock upon written request made to the secretary of the Corporation, and (v) any other information required by law. The Corporation shall not issue certificates or scrip for fractions of shares.

D.     Plan of Reverse Stock Split

          The Corporation hereby effects, by amendment to these Restated Articles of Incorporation, a reverse stock split (the "Reverse Stock Split") whereby all shares of the Corporation's issued and outstanding common stock shall be reduced to one share of Common Stock for every 500 shares of Common Stock issued and outstanding immediately prior to the effective time of the amendment (the "Amendment") by which these provisions were included in the Corporation's Restated Articles of Incorporation (the "Effective Time").

          1.     Conversion

     a.     Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (each, an "Old Share") shall cease to be a share of common stock and shall, without further notice or action, be converted into one five hundredth (1/500) of a new share of Common Stock. The new shares of Common Stock to be issued at the Effective Time (the "New Shares") shall be issued in uncertificated form and recorded under the name and address as appeared on the Corporation's stock records as of the Effective Time, or, at the Corporation's discretion, in such other name or to any other address as may be specified by the shareholder of record in the transmittal materials received by the Corporation. Each fraction of a New Share held by a holder who holds of record less than a whole New Share of Common Stock shall be cancelled at the Effective Time without further action or notice and the holder of such fraction (a "Former Shareholder") shall have the right to be paid by the Corporation cash at the rate of $35.00 for each Old Share held of record by such holder immediately prior to the Effective Time.

     b.     Each share certificate representing Old Shares (the "Old Certificates") shall be cancelled without further action or notice at the Effective Time. The Old Certificates must be surrendered to the Corporation as a condition to a Former Shareholder receiving payment for fractions of shares.

          2.     Shareholder Status Each Former Shareholder shall cease to be a shareholder of the Corporation as of the Effective Time. Such Former Shareholder's share certificates shall represent only the right to receive cash as described in Section D(1)(a) above. Each shareholder that receives New Shares (a "Continuing Shareholder") shall remain a shareholder of the Corporation after the Effective Time.

          3.     Exchange of Certificates After the Effective Time, the Old Certificates must be returned to the Corporation in the following manner:

     a.     As soon as practicable after the Effective Time, the Corporation shall send, or cause to be sent, to each shareholder of record immediately prior to the Effective Time, transmittal materials for use in exchanging the Old Certificates. The transmittal material will contain instructions with respect to the surrender of the Old Certificates.

     b.     When the Corporation has received all of a Former Shareholder's Old Certificates (or an affidavit of loss, indemnity agreement, and bond for any lost certificate or certificates acceptable to the Corporation, in its discretion) with properly executed transmittal materials in a form and condition acceptable to the Corporation, then the Corporation shall, in compliance with the Amendment and these Articles, make a cash payment to the named holder at the address as appeared on the Corporation's stock records as of the Effective Time, or, at the Corporation's discretion, to such other name or to any other address as may be specified by the shareholder of record in the transmittal materials received by the Corporation.

     c.     Until the Corporation has received all of a Continuing Shareholder's Old Certificates (or an affidavit of loss, indemnity agreement, and bond for any lost certificate or certificates acceptable to the Corporation, in its discretion) with properly executed transmittal materials in a form and condition acceptable to the Corporation, (i) the Continuing Shareholder shall not be entitled to receive a distribution of a dividend and (ii) no transfer of such Continuing Shareholder's shares shall be recorded in the Corporation's stock transfer books (unless there was a valid assignment of an Old Certificate that took place prior to the Effective Time and that had not yet been recorded in the Corporation's stock transfer books). Nevertheless, whenever a dividend is declared by the Corporation on its shares of Common Stock after the Effective Time, the declaration shall include dividends on all New Shares. Upon the Corporation's receipt of the Old Certificates and the proper transmittal documentation, the Continuing Shareholder shall be entitled to receive from the Corporation an amount equal to all dividends declared and payable with respect to that shareholder's shares that have accumulated since the Effective Time (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid on the dividends or any amounts forfeited pursuant to abandoned property or escheat laws) and shall be permitted to transfer New Shares on the Corporation's stock transfer books.

E.     Dissenters' Rights

          A Former Shareholder of the Corporation may dissent from the Reverse Stock Split in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders as provided in the Michigan Business Corporation Act, as the same may be amended from time to time.

APPENDIX B

DISSENTERS' RIGHTS STATUTE

450.1761.	Definitions

Sec. 761.	As used in sections 762 to 774:

(a)	"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b)	"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c)	"Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d)

"Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e)

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f)

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g)	"Shareholder" means the record or beneficial shareholder.

450.1762.	Shareholder's right to dissent, fair value of shares; exceptions to right to dissent

Sec. 762.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a)	Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c)

Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d)	An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

(e)	A transaction giving rise to a right to dissent pursuant to section 754.

(f)

Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(g)	The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

(2)	Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

(a)

Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

(b)

A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the merger or any combination thereof.

(c)

A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination thereof.

(d)	A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereof.

(3)

A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4)

A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1763.	Dissenters' rights; partial dissenter, beneficial shareholder

Sec. 763.

(1)

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

(a)	He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

(b)	He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

450.1764.	Corporate action creating dissenters' rights; vote at shareholders' meeting, notice; action taken without shareholder vote notice

Sec. 764.

(1)

If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2)

If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

450.1765.	Shareholder asserting dissenter rights; written notice of intent to demand payment for shares, submission prior to vote at shareholder meeting

Sec. 765.

(1)

If proposed corporate action creating dissenters' rights under section 761 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

450.1766.	Delivery of written dissenters notice by corporation; notice contents

Sec. 766.

(1)

If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

(2)	The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

(a)	State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b)	Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c)

Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

450.1767.	Shareholders sent dissenter's notice; demand for payment, certification of beneficial ownership date, deposit of certificates; rights retained; failure to demand payment

Sec. 767.

(1)

A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2)

The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)

A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

450.1768.	Transfer of shares without certificates, restriction; rights retained

Sec. 768.

(1)

The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2)

The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

450.1769.	Payment to dissenters of estimated fair value of shares plus accrued interest; accompanying information

Sec. 769.

(1)

Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)	The payment must be accompanied by all of the following:

(a)

The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

(b)	A statement of the corporation's estimate of the fair value of the shares.

(c)	An explanation of how the interest was calculated.

(d)	A statement of the dissenter's right to demand payment under section 772.

450.1770.	Failure of corporation to take proposed action; return of certificates, release of transfer restrictions; taking action after return and release, new dissenter's notice

Sec. 770.

(1)

If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2)

If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

450.1771.	Election by corporation to withhold payment from certain dissenters; estimate of fair value of shares, offer of payment, statement

Sec. 771.

(1)

A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

(2)

To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

450.1772.	Estimate of fair value, written notice; demand for payment, conditions; waiver of right to demand payment

Sec. 772.

(1)

A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

(a)	The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b)	The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c)

The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2)

A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

450.1773.	Unsettled demand for payment, appraisal proceedings; commencement, parties, jurisdiction, appraisers, discovery rights, judgment amount

Sec. 773.

(1)

If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)

The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3)

The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)

Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

450.1773a.	Appointment of referee to conduct proceedings; powers and duties

Sec. 773a.

(1)

In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

(a)

To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b)

To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c)	To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d)	To place witnesses under oath and to examine witnesses.

(e)	To provide for the taking of testimony by deposition.

(f)	To regulate the course of the proceeding.

(g)

To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2)

The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3)	The referee shall do all of the following:

(a)	Make a record and reporter's transcript of the proceeding.

(b)	Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c)	File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

(4)

Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

450.1774.	Appraisal proceeding; determination of costs; assessment of costs, fees, and expenses

Sec. 774.

(1)

The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

(b)

Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3)

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.